UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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U.S. Bancorp

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Proxy Statement

For the 2011 Annual Meeting of Shareholders

Meeting Date:	April 19, 2011

11 a.m. (Central time)

Meeting Place:	Renaissance St. Louis Grand Hotel

Landmark Ballroom

800 Washington Avenue

St. Louis, Missouri

U.S. BANCORP   2011 Proxy Statement

800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

March 15, 2011

Dear Shareholders:

We are pleased to invite you to our 2011 annual meeting of shareholders to be held on Tuesday, April 19, 2011, at 11:00 a.m., Central time, in the Landmark Ballroom at the Renaissance St. Louis Grand Hotel, 800 Washington Avenue, St. Louis, Missouri. At this year’s meeting, you will hear a report on matters of current interest to our shareholders and be asked to vote on the items described in the proxy statement.

We hope you will be able to attend the meeting. However, even if you are planning to attend the meeting in person, we strongly encourage you to vote by Internet or telephone or complete, sign and return your proxy card prior to the meeting. This will ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting and contains additional information about the business to be conducted at the meeting. Please read it carefully.

If you are not able to attend the meeting, you will still be able to access an audio replay of the management presentation given at the meeting from our website. Instructions on how to access the replay are also included in the attached proxy statement.

Every shareholder vote is important. To ensure your vote is counted at the annual meeting, please vote as promptly as possible.

Thank you for your ongoing support of U.S. Bancorp. We look forward to seeing you at the annual meeting.

Sincerely,

Richard K. Davis
Chairman, President and Chief Executive Officer

800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF U.S. BANCORP

Date and Time:	Tuesday, April 19, 2011, at 11:00 a.m. Central time

Place:	Renaissance St. Louis Grand Hotel Landmark Ballroom 800 Washington Avenue St. Louis, Missouri 63101

Items of Business:	1. The election of thirteen directors, each for a one-year term.

2. The ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2011.

3. An advisory vote to approve the compensation of our executives disclosed in this proxy statement.

4. An advisory vote on the frequency of future advisory votes on executive compensation.

5. A shareholder proposal requesting an annual advisory vote on director compensation.

6. Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 22, 2011.

Voting by Proxy:	It is important that your shares be represented and voted at the meeting. You may vote your shares by Internet or telephone by no later than 11:59 p.m. Eastern time on April 18, 2011 (or April 14, 2011, for shares held in the U.S. Bank 401(k) Savings Plan), as directed on the enclosed proxy card. You may also complete, sign and return the enclosed proxy card by mail. Voting in any of these ways will not prevent you from attending or voting your shares at the meeting. We encourage you to vote by Internet or telephone in order to reduce mailing and handling expenses.

By Order of the Board of Directors

Lee R. Mitau
Secretary

March 15, 2011

PROXY STATEMENT TABLE OF CONTENTS

     Questions and Answers About the Annual Meeting and Voting

The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 19, 2011, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or made available to shareholders on or about March 15, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?
At our annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders and described in this proxy statement. Management will also report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from shareholders.

What is a proxy statement?
It is a document that we are required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of the New York Stock Exchange (the “NYSE”).

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting.

Who is entitled to vote at the meeting?
The Board has set February 22, 2011, as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 22, 2011, you are entitled to vote at the meeting. As of the record date, 1,925,418,312 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,925,418,312 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?
In accordance with our bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

>	you have properly submitted a proxy vote by mail, Internet or telephone; or

>	you are present and vote in person at the meeting.

What is a proxy?
It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers, Richard K. Davis and Lee R. Mitau, have been designated as the proxies to cast the votes of our shareholders at our 2011 annual meeting of shareholders.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other

U.S. Bancorp 2011 Proxy Statement

     Questions and Answers About the Annual Meeting and Voting

nominee how to vote their shares using the voting instruction form provided by it. If you hold your shares in street name and do not provide voting instructions, your broker, bank, trust or other nominee has discretionary authority to vote your shares on the ratification of the selection of Ernst & Young LLP as our independent auditor even in the absence of your specific voting instructions. Those shares will also be counted as present at the meeting for the purpose of determining a quorum. However, in the absence of your specific instructions as to how to vote, your broker, bank, trust or other nominee does not have discretionary authority to vote on the election of directors or any of the other proposals.

How do I vote my shares?
If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

>	electronically, using the Internet;

>	over the telephone by calling a toll-free number; or

>	by completing, signing and mailing the printed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. We encourage you to reduce corporate expense by submitting your vote by Internet or telephone. The procedures have been designed:

>	to authenticate your identity;

>	to allow you to give voting instructions; and

>	to confirm that those instructions have been recorded properly.

If you are a shareholder of record and you would like to submit your proxy vote by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction form for you to use in directing the broker, bank, trust or nominee how to vote your shares. Internet and telephone voting are also encouraged for shareholders who hold their shares in street name.

How do I vote if my shares are held in the U.S. Bank 401(k) Savings Plan?
If you hold any shares in the U.S. Bank 401(k) Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the plan trustee. Your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one proxy card or voting instruction form?
If you receive more than one proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card, or if you submit your proxy vote by Internet or telephone, vote once for each proxy card or voting instruction form you receive.

Can I vote my shares in person at the meeting?
If you are a shareholder of record, you may vote your shares in person by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

2 U.S. Bancorp 2011 Proxy Statement

     Questions and Answers About the Annual Meeting and Voting

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bank 401(k) Savings Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Savings Plan shares in person at the meeting.

How are votes counted?
You may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board of Directors and on the other proposals, except for the advisory vote on the frequency of future advisory votes on executive compensation. For that proposal, you are not voting to approve or disapprove the recommendation of the Board, but instead you will need to choose between a frequency of “1 YEAR,” “2 YEARS” or “3 YEARS” or “ABSTAIN” from voting.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on:

>	the election of directors; and

>	the advisory vote on the frequency of future advisory votes on executive compensation.

However, shares voting “ABSTAIN” have the same effect as a vote against on:

>	the proposal ratifying the selection of our independent auditor;

>	the advisory vote on the compensation of our executives disclosed in this proxy statement; and

>	the shareholder proposal requesting an annual advisory vote on director compensation.

What vote is required?
Election of each director requires that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee.

The affirmative vote of a majority of the voting power of our common stock present and entitled to vote on the matter is required for:

>	the ratification of the selection of our independent auditor;

>	the advisory vote on the compensation of our executives disclosed in this proxy statement;

>	the approval of the shareholder proposal requesting an annual advisory vote on director compensation; and

>	the approval of any other proposals.

The advisory vote on the frequency of future advisory votes on executive compensation will be determined based on a plurality of the votes cast. This means that the option of “1 YEAR,” “2 YEARS,” or “3 YEARS” that receives the most votes will be recommended by the shareholders to the Board of Directors.

Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc., our tabulation agent, will tabulate the votes and act as independent inspectors of election.

How does the Board recommend that I vote?
The Board of Directors recommends that you:

>	vote “FOR” the election of each of the nominees to the Board of Directors;

>	vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2011;

U.S. Bancorp 2011 Proxy Statement 3

     Questions and Answers About the Annual Meeting and Voting

>	vote “FOR” the advisory approval of the compensation of our executives disclosed in this proxy statement;

>	select “3 YEARS” for the advisory vote on the frequency of future advisory votes on executive compensation; and

>	vote “AGAINST” the shareholder proposal requesting an annual advisory vote on director compensation.

We are not aware of any other matters that will be voted on at the annual meeting. However, if any other business properly comes before the meeting, the persons named as proxies for shareholders will vote on those matters in a manner they consider appropriate.

What if I do not specify how I want my shares voted?
If you submit your proxy by Internet or telephone or submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares in accordance with the above recommendations of the Board.

Can I change my vote after submitting my proxy?
Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by:

>	if you voted over the Internet or by telephone, voting again over the Internet or by telephone by no later than 11:59 p.m. Eastern time on April 18, 2011;

>	if you completed and returned a proxy card, submitting a new proxy card with a later date and returning it so that it is received by April 18, 2011; or

>	submitting written notice of revocation to our Corporate Secretary at the address shown on page 5 of this proxy statement so that it is received by April 18, 2011.

Attending the meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should write to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, MN 55402 or call (866) 775-9668.

If you are a participant in the U.S. Bank 401(k) Savings Plan, you may revoke your proxy and change your vote as described above, but only until 11:59 p.m. Eastern time on April 14, 2011. If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

Will my vote be kept confidential?
Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, Internet, telephone or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?
You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.

If you are not able to attend the meeting, you will still be able to access an audio replay of the management presentation given at the meeting from our website. You can find instructions on how to access the replay and the presentation materials on our website at www.usbank.com by clicking on “About U.S. Bank” and then “Webcasts & Presentations.”

4 U.S. Bancorp 2011 Proxy Statement

     Questions and Answers About the Annual Meeting and Voting

Who pays for the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,500, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile, e-mail or in person. We will not pay these individuals any additional compensation for these activities.

What are the deadlines for submitting shareholder proposals for the 2012 annual meeting?
In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2012 annual meeting, we must receive the written proposal at our principal executive offices at U.S. Bancorp, BC-MN-H23I, 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Corporate Secretary, on or before November 16, 2011. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our bylaws provide that a shareholder may nominate a director for election at the annual meeting if proper written notice is received by the Corporate Secretary of U.S. Bancorp at our principal executive offices in Minneapolis, Minnesota, at least 120 days in advance of the anniversary of the prior year’s annual meeting. A shareholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at least 120 days in advance of the anniversary of the date the proxy statement for the prior year’s annual meeting was released to shareholders. For the 2012 annual meeting, notices of director nominations and shareholder proposals to be made from the floor must be received on or before December 21, 2011, and November 16, 2011, respectively. The notice must contain the specific information required by our bylaws. You can find a copy of our bylaws on our website at www.usbank.com by clicking on “About U.S. Bank” and then “Corporate Governance” and then “Corporate Documents/Disclosures.”

Shareholder proposals and director nominations for which notice is received by us after November 16, 2011, and December 21, 2011, respectively, may not be presented in any manner at the 2012 annual meeting.

How can I communicate with U.S. Bancorp’s Board of Directors?
You or any other interested party may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-management directors, lead director or specified individual directors to:

The Office of the Corporate Secretary
U.S. Bancorp
BC-MN-H23I
800 Nicollet Mall
Minneapolis, MN 55402

Any such letters will be delivered to the independent lead director or to a specified director if so addressed. Letters relating to accounting matters will also be delivered to our chief risk officer for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

How can I reduce my company’s expenses and conserve natural resources by electing to receive my proxy materials electronically in the future?
If we sent you a printed copy of our proxy statement and annual report, you can request electronic delivery if you are a shareholder of record or if you hold your shares in street name. In fact, we encourage you to request electronic delivery of these documents if you are comfortable viewing documents online, because it saves the expense of printing and mailing the materials to you and helps conserve environmental resources. Shareholders who sign up to receive proxy materials electronically will receive an e-mail with links to the proxy materials, which may give them faster delivery of the materials and will save money for our company and our shareholders. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose.

U.S. Bancorp 2011 Proxy Statement 5

     Questions and Answers About the Annual Meeting and Voting

If we sent you a printed copy of our proxy statement and annual report and you would like to sign up to receive these materials electronically in the future, you can choose this option by:

>	following the instructions provided on your proxy card or voting instruction form;

>	following the instructions provided when you vote over the Internet; or

>	going to http://enroll.icsdelivery.com/usb and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing a link to the Internet website where you can access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You may revoke this request at any time by following the instructions at http://enroll.icsdelivery.com/usb. Your election is permanent unless you revoke it later.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 19, 2011:

Our proxy statement and 2010 Annual Report are available at www.usbank.com/proxymaterials.

6 U.S. Bancorp 2011 Proxy Statement

     Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how many shares of our common stock were beneficially owned as of February 7, 2011, by:

>	each current director and director nominee;

>	each of the executive officers named in the Summary Compensation Table in this proxy statement;

>	all of our directors and executive officers as a group; and

>	each person who is known by us to beneficially own more than 5% of our voting securities.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.

	Amount and		Percent of
	Nature of Beneficial		Common Stock
Name of Beneficial Owner	Ownership(1)(2)(3)		Outstanding
Douglas M. Baker, Jr.	38,400		*

Y. Marc Belton	26,710		*

Victoria Buyniski Gluckman	277,257	(4)	*

Andrew Cecere	2,092,088	(5)	*

William L. Chenevich	2,078,777	(6)	*

Arthur D. Collins, Jr.	254,061		*

Richard K. Davis	4,167,441	(7)	*

Richard C. Hartnack	1,306,854	(8)	*

Joel W. Johnson	249,789		*

Pamela A. Joseph	1,518,620	(9)	*

Olivia F. Kirtley	94,791		*

Jerry W. Levin	216,551		*

David B. O’Maley	443,810	(10)	*

O’dell M. Owens, M.D., M.P.H.	149,261		*

Richard B. Payne, Jr.	972,175	(11)	*

Richard G. Reiten	136,457		*

Craig D. Schnuck	208,233	(12)	*

Patrick T. Stokes	152,462	(13)	*

All directors and executive officers as a group (25 persons)	17,344,800	(14)	*

BlackRock, Inc.(15)	98,750,020		5.14%

*	Indicates less than 1%.

(1)	Includes the following shares subject to options exercisable within 60 days after February 7, 2011:

Name	Shares

Ms. Buyniski Gluckman	39,206
Mr. Cecere	1,923,257
Mr. Chenevich	2,002,898
Mr. Collins	163,085
Mr. Davis	3,753,646
Mr. Hartnack	1,194,568
Mr. Johnson	169,171
Ms. Joseph	1,427,744
Ms. Kirtley	37,015
Mr. Levin	176,828
Mr. O’Maley	148,178
Dr. Owens	49,733
Mr. Payne	929,168
Mr. Reiten	64,084
Mr. Schnuck	136,842
Mr. Stokes	61,642

U.S. Bancorp 2011 Proxy Statement 7

     Security Ownership of Certain Beneficial Owners and Management

(2)	Some of our directors and officers have deferred cash compensation under our deferred compensation plans. Some of these deferred amounts will be paid out in shares of our common stock upon the director’s or officer’s retirement or other termination of employment or service with U.S. Bancorp. The directors and officers have no voting or investment power as to these shares. The number of shares to which the directors and officers would have been entitled had their employment or service with U.S. Bancorp been terminated as of February 7, 2011, is included in the table, as follows:

Name	Shares

Ms. Buyniski Gluckman	6,845
Mr. Collins	6,014
Mr. Davis	64,544
Mr. Johnson	7,668
Ms. Kirtley	3,877
Mr. O’Maley	10,656
Dr. Owens	63,313
Mr. Reiten	26,306
Mr. Stokes	33,975

(3)	Some of our directors and officers have been awarded restricted stock units. Restricted stock units held by our officers are distributable in an equivalent number of shares of our common stock upon vesting. Vested restricted stock units held by our directors are not distributable until the holder ceases to serve on the Board unless the holder’s service is terminated for cause. The number of restricted stock units that are currently vested, or that vest within 60 days of February 7, 2011, is included in the table, as follows:

Name	Shares

Mr. Baker	37,400
Mr. Belton	16,310
Ms. Buyniski Gluckman	42,813
Mr. Cecere	35,244
Mr. Chenevich	35,511
Mr. Collins	39,723
Mr. Davis	58,742
Mr. Hartnack	25,252
Mr. Johnson	40,124
Ms. Joseph	26,830
Ms. Kirtley	43,899
Mr. Levin	39,723
Mr. O’Maley	42,978
Dr. Owens	36,215
Mr. Payne	25,252
Mr. Reiten	36,215
Mr. Schnuck	49,578
Mr. Stokes	39,723

(4)	Includes 70,000 shares pledged as security for a loan.

(5)	Includes 341 shares held by Mr. Cecere’s wife, as to which Mr. Cecere has no voting or investment power; and 8,979 shares held in the U.S. Bank 401(k) Savings Plan.

(6)	Includes 368 shares held in the U.S. Bank 401(k) Savings Plan.

(7)	Includes 54,678 shares held in a trust of which Mr. Davis’s wife is trustee and as to which Mr. Davis has no voting or investment power; 179,972 shares held in a trust of which Mr. Davis is trustee; and 13,578 shares held in the U.S. Bank 401(k) Savings Plan. All of the shares held in the trust of which Mr. Davis is trustee are pledged as security for a loan.

(8)	Includes 1,986 shares held in the U.S. Bank 401(k) Savings Plan.

(9)	Includes 7,949 shares held in the U.S. Bank 401(k) Savings Plan.

(10)	Includes 57,873 shares held in three trusts of which Mr. O’Maley’s wife is trustee.

(11)	Includes 2,000 shares held in an IRA account.

(12)	Includes 9,756 shares held in a trust of which Mr. Schnuck is trustee.

(13)	Includes 17,122 shares held in a trust of which Mr. Stokes is trustee.

(14)	Includes 122,876 shares held in the U.S. Bank 401(k) Savings Plan for the accounts of certain executive officers; 85,981 shares of restricted stock subject to future vesting conditions; 724,394 restricted stock units that are distributable in an equivalent number of shares of our common stock; 233,252 shares payable to certain directors and executive officers pursuant to our deferred compensation plans; and 14,699,250 shares subject to options exercisable within 60 days after February 7, 2011.

(15)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2011, by BlackRock, Inc. (“BlackRock”), on behalf of itself and its subsidiaries, BlackRock and the following subsidiaries of BlackRock hold shares of our common stock: (i) BlackRock Japan Co. Ltd., (ii) BlackRock Advisors (UK) Limited, (iii) BlackRock Institutional Trust Company, N.A., (iv) BlackRock Fund Advisors, (v) BlackRock Asset Management Canada Limited, (vi) BlackRock Asset Management Australia Limited, (vii) BlackRock Advisors, LLC, (viii) BlackRock Financial Management, Inc., (ix) BlackRock Investment Management, LLC, (x) BlackRock Investment Management (Australia) Limited, (xi) BlackRock (Luxembourg) S.A., (xii) BlackRock (Netherlands) B.V., (xiii) BlackRock Fund Managers Limited, (xiv) BlackRock Asset Management Ireland Limited, (xv) BlackRock International Limited, and (xvi) BlackRock Investment Management (UK) Limited. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has 13 members, and directors are elected annually to one-year terms. Each of our current directors has been nominated for election by the Board to serve another term or until their successors are elected and qualified. The current directors are the only nominees, and each of them has previously been elected by the shareholders. The Board has determined that, except for Richard K. Davis, each nominee for election as a director at the annual meeting is independent from U.S. Bancorp as discussed below under “Corporate Governance — Director Independence.”

8 U.S. Bancorp 2011 Proxy Statement

     Proposal 1—Election of Directors

Director Selection and Qualifications

Director Nominee Selection Process
The selection process for director candidates includes the following steps:

>	identification of director candidates by the Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders;

>	possible engagement of a director search firm to provide names and biographies of director candidates for the Governance Committee’s consideration;

>	interviews of candidates by the chair of the Governance Committee and two other Governance Committee members;

>	reports to the Board by the Governance Committee on the selection process;

>	recommendations by the Governance Committee; and

>	formal nomination by the Board for inclusion in the slate of directors at the annual meeting.

Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit the candidate’s name and sufficient written information about the candidate to permit a determination by the Governance Committee whether the candidate meets the director selection criteria set forth in our Corporate Governance Guidelines. Recommendations should be sent to the Chair of the Governance Committee in care of the Corporate Secretary of U.S. Bancorp at the address listed on page 5 of this proxy statement.

Director Qualification Standards
We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director of U.S. Bancorp, the Governance Committee will also consider other criteria, including:

>	current or recent experience as a chief executive officer (“CEO”) of a public company or as a leader of another major complex organization;

>	business and financial expertise;

>	geography;

>	experience as a director of a public company;

>	gender and ethnic diversity on the Board; and

>	independence;

as well as general criteria such as independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert.

Our Nominees for Director
Each of our director nominees meets the qualification standards described above and in our Corporate Governance Guidelines. In nominating current and new directors, our Governance Committee considers, among other things:

>	Business Experience. Our Governance Committee considers the balance of business experience represented on the Board. Many of our directors have had experience as a CEO of a large, publicly held or private corporation. This background provides experience in general management of large organizations, and oversight of finance,

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     Proposal 1—Election of Directors

marketing, sales and administrative functions. It also provides experience in risk assessment, corporate governance matters and interaction with boards of directors. Many of our directors have current or recent experience as a director of another large publicly held or private company, which also provides valuable experience in addressing complex governance and business issues relevant to our company.

>	Diversity. Our Governance Committee considers racial, gender and geographical diversity in our director candidates, and discusses these matters in the course of considering the mix of attributes and qualifications of each candidate. As a financial institution with operations in all 50 states, and a retail footprint of 25 states, we believe it is useful to have directors with backgrounds and experience in our significant geographic markets, and we have indicated the primary geographic location of each director in his or her biographical information below.

>	Tenure. Our Governance Committee also finds it important to maintain a balance of tenure on the Board. Long-serving directors bring valuable business and governance experience with our company and familiarity with the challenges it has faced over the years, while newer directors bring fresh perspective and new ideas.

Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than 13 directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors that are nominated for election. In addition, as described below under “Corporate Governance — Majority Vote Standard for Election of Directors,” each of the nominees has tendered his or her resignation as a director in accordance with our corporate governance guidelines to be effective if he or she fails to receive the required vote for election to the Board and the Board accepts the tendered resignation.

Included below is certain information that the nominees for election as directors have provided as well as additional information that the Board considered in nominating the individuals for re-election to the Board. Board service dates listed include service as directors of U.S. Bancorp’s predecessor companies.

Director Nominees

Douglas M. Baker, Jr.
Age 52
Director since January 2008

Mr. Baker is the Chairman, President and Chief Executive Officer of Ecolab Inc., a provider of cleaning, sanitizing, food safety and infection control products and services. He has served as Chairman of the Board since May 2006 and Chief Executive Officer since July 2004. He joined Ecolab in 1989 and held various leadership positions within the company before being named President and Chief Operating Officer in August 2002. Mr. Baker provides the valuable perspective gained from leading a company through the current economic and corporate governance environment as the CEO of Ecolab, an S&P 500 industrial company with global operations. (St. Paul, Minnesota)

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Y. Marc Belton
Age 51
Director since March 2009

Mr. Belton is Executive Vice President, Global Strategy, Growth and Marketing Innovation of General Mills, Inc., an S&P 500 manufacturer and marketer of consumer food products. He has held this position since September 2010. Mr. Belton served as Executive Vice President, Worldwide Health, Brand and New Business Development of General Mills from 2005 until September 2010. He joined General Mills in 1983 and held various leadership positions within the company before being named Senior Vice President of Yoplait USA, General Mills Canada Corporation and New Business Development in 2002. As a current executive officer with overall responsibility for the global strategy and marketing functions of General Mills, Mr. Belton brings to our Board of Directors expertise in the retail industry, an important area for a major consumer bank such as U.S. Bank. Mr. Belton is a member of the Executive Leadership Council in Washington D.C., the nation’s premier leadership organization comprised of the most senior African-American corporate executives in Fortune 500 companies, where he participates in current discussions of leadership, management and business issues across many industries. Mr. Belton brings to our Board many years of outstanding work in the field of brand management and business development. Mr. Belton also served as a director of Navistar International Corporation from 1999 to 2009, where he served on its Compensation, Finance and Audit Committees. (Minneapolis, Minnesota)

Victoria Buyniski Gluckman
Age: 59
Director since 1990

Ms. Buyniski Gluckman is retired Chairman and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits. She served as Chief Executive Officer since founding United Medical Resources in 1983 until April 2008 and as Chairman from 1983 until the acquisition of United Medical Resources by UnitedHealth Group in December 2005. Commencing with that transaction and until April 2008, Ms. Buyniski Gluckman assumed the additional duties of Chief Executive Officer of Midwest Security Administrators, another third-party administrator of employer healthcare benefits that is also a subsidiary of UnitedHealth Group. Ms. Buyniski Gluckman brings an entrepreneurial perspective to our Board, having founded her own successful company based on a concept she developed while working in the public healthcare field. Her company grew on the basis of excellent customer service, which is also a cornerstone of U.S. Bancorp’s brand and strategy. Ms. Buyniski Gluckman has also served as a director of Ohio National Financial Services, Inc. since 1993, where she has served on its Audit and Investment Committees. Her directorship at Ohio National gives her additional experience in the business and management of a large, complex financial services company. (Cincinnati, Ohio)

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Arthur D. Collins, Jr.
Age: 63
Director since 1996

Mr. Collins is retired Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company, and, like U.S. Bancorp, an S&P 100 company. Mr. Collins served as Chairman of Medtronic from 2002 until August 2008 and Chief Executive Officer from 2002 until August 2007. Mr. Collins also served as Chief Operating Officer of Medtronic from 1994 to 1996 and President and Chief Operating Officer from 1996 to 2002. Since April 2009, Mr. Collins has acted as a senior advisor for Oak Hill Partners, which manages a private equity portfolio of over $8 billion of private equity capital, and over $20 billion of investment capital. This experience gives him a broad perspective on a variety of business and financial issues that are useful in his service on our Board. Mr. Collins has also served as a director of Cargill, Incorporated since 2000, where he has served as its Human Resources Committee Chair and on its Governance, Audit and Executive Committees; of The Boeing Company, an S&P 100 company, since 2007, where he has served as its Finance Committee Chair and on its Audit Committee; and of Alcoa Inc., an S&P 100 company, since 2010, where he serves on its Audit and Compensation and Benefits Committees. Cargill has a number of significant business segments in the financial services sector, and his experience on that Board provides an opportunity to gain perspective in an industry directly applicable to U.S. Bancorp’s business. (Chicago, Illinois)

Richard K. Davis
Age: 53
Director since 2006

Mr. Davis is Chairman, President and Chief Executive Officer of U.S. Bancorp. He has served as Chairman since December 2007, as President since October 2004 and as Chief Executive Officer since December 2006. He also served as Chief Operating Officer of U.S. Bancorp from October 2004 until December 2006. From the time of the merger of Firstar Corporation and U.S. Bancorp in February 2001 until October 2004, Mr. Davis served as Vice Chairman of U.S. Bancorp. Following the merger, Mr. Davis was responsible for Consumer Banking, including Retail Payment Solutions (card services), and he assumed additional responsibility for Commercial Banking in 2003. Mr. Davis has held management positions with our company since joining Star Banc Corporation, one of our predecessors, in 1993 as Executive Vice President. As Chairman, President and Chief Executive Officer of U.S. Bancorp, Mr. Davis brings to all Board discussions and deliberations deep knowledge of the company and its business and is the voice of management on the Board. Mr. Davis also brings unique industry knowledge to the Board gained as Chairman of the Financial Services Roundtable and as representative for the Ninth District of the Federal Reserve where he serves on its Financial Advisory Committee. Mr. Davis has also served as a director of Xcel Energy Inc, an S&P 500 company, since 2006, where he has served as its Finance Committee Chair and on its Nuclear, Environmental and Safety Committee. (Minneapolis, Minnesota)

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Joel W. Johnson
Age: 67
Director since 1999

Mr. Johnson is the retired Chairman and Chief Executive Officer of Hormel Foods Corporation, a meat and food processing company, and serves as a director of the Hormel Foundation. Mr. Johnson served as Chairman of Hormel from 1995 through October 2006 and Chief Executive Officer from 1993 through December 2005. He served as President from 1992 until May 2004. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing. Mr. Johnson provides valuable perspective as the former Chairman and CEO of a multinational S&P 500 consumer products company. Mr. Johnson has also served as a director of two other S&P 500 companies, Ecolab Corporation since 1996, where he has served as its Audit Committee Chair and on its Governance Committee, and Meredith Corporation since 1994, where he has served as its Finance Committee Chair and on its Nominating/Governance Committee. (Scottsdale, Arizona)

Olivia F. Kirtley
Age: 60
Director since 2006

Ms. Kirtley, a certified public accountant, is a business consultant on strategic and corporate governance issues. She has served in this capacity during the past five years. Ms. Kirtley brings extensive experience, expertise and insight to our Board in the areas of audit and corporate governance. In addition to her expertise in audit and tax issues developed in part as a senior manager at Ernst & Whinney (predecessor to Ernst & Young LLP), Ms. Kirtley also brings corporate management experience from her tenure at Vermont American Corporation, including the positions of Treasurer, Vice President and Chief Financial Officer at that company. Her excellence in her field has been recognized in her past service as Chair of the American Institute of Certified Public Accountants, Chair of the AICPA Board of Examiners, and as a current U.S. member of the Board of the International Federation of Accountants (IFAC), which establishes international auditing, ethics, and education standards for the global accounting profession. In addition, she brings to our Board and Governance Committee a deep understanding of a wide range of current governance issues gained by her work as a corporate governance consultant and a faculty member of The Conference Board Directors’ Institute. Ms. Kirtley is also focused on current governance and business issues as a director of Papa Johns International, Inc. since 2003, where she has served as its Audit Committee Chair and on its Compensation Committee, and ResCare, Inc. since 1998, where she has served as its Audit Committee Chair. Ms. Kirtley also served as a director of Alderwoods Group, Inc. from 2002 until its merger with Service Corporation International in 2006, where she served as its Audit Committee Chair, and as a director of Lancer Corporation from 1999 until it was acquired by Hoshizaki Electric Co., Ltd. in 2006, where she served as its Audit Committee Chair and on its Compensation Committee. (Louisville, Kentucky)

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     Proposal 1—Election of Directors

Jerry W. Levin
Age: 66
Director since 1995

Mr. Levin is Chairman and Chief Executive Officer of Wilton Brands Inc., a creative consumer products company, and has served in that position since October 2009. Mr. Levin has also served as Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm, since founding the firm in February 2005. He served as Vice Chairman of Clinton Group, a private diversified asset management company, from December 2007 until October 2008. Mr. Levin served as Chairman of Sharper Image Corporation, a specialty retailer, from September 2006 until April 2008 and as interim Chief Executive Officer from September 2006 until April 2007. From 1998 until January 2005, Mr. Levin served as the Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. Mr. Levin has served as the CEO of six well-known companies, including those above, in the branded consumer products sector, and possesses significant expertise in corporate strategy and governance through his successful career as a turnaround, restructuring, and mergers and acquisitions expert. Retail branding and marketing expertise is important to U.S. Bancorp’s businesses, and it is useful to have an expert in those fields providing insights and oversight as a Board member. Mr. Levin has also served as a director of Ecolab Inc. since 1992, where he currently serves as Lead Director, its Governance Committee Chair and its Compensation Committee Vice Chair; and of Saks Incorporated since 2007, where he has served on its Audit and Finance Committees. Mr. Levin also served as a director of Wendy’s International from 2006 to 2008, where he served on its Compensation and Governance Committees. (New York, New York)

David B. O’Maley
Age: 64
Director since 1995

Mr. O’Maley is Executive Chairman and retired President and Chief Executive Officer of Ohio National Mutual Holdings, Inc. and its subsidiary Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, including The Ohio National Life Insurance Company. Mr. O’Maley has served as Executive Chairman of these companies since November 2010. Mr. O’Maley served as Chairman, President and Chief Executive Officer of Ohio National Mutual Holdings and Ohio National Financial Services from 1994 until November 2010 and has been with Ohio National since 1992. As the current Executive Chairman and recently retired President and Chief Executive Officer of a large financial services company, Mr. O’Maley provides significant financial industry expertise to our Board discussions and is familiar with the current regulatory and business environment. Mr. O’Maley has gained additional experience in the financial services arena as a director of The Midland Company, a publicly held casualty insurance company, from 1998 to 2008, where he served as its Compensation Committee Chair and on its Governance Committee. (Cincinnati, Ohio)

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     Proposal 1—Election of Directors

O’Dell M. Owens, M.D., M.P.H.
Age: 63
Director since 1991

Dr. Owens is President of Cincinnati State Technical and Community College, an institution of higher education, and has served in that position since September 2010. Dr. Owens has also been providing services as an independent consultant in medicine, business, education and work site employee benefits since 2001 and has served as the President and Chairman of the Board for Project GRAD (Graduation Really Achieves Dreams), a national non-profit organization formed to improve inner-city education, since 2001. From 2004 to 2010, Dr. Owens served as Coroner of Hamilton County, Ohio. From 2002 to 2003, Dr. Owens served as President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. From 1999 to 2002, Dr. Owens served as Senior Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services. An internationally known physician and an entrepreneur with accomplished administrative skills in medicine, education and business who has served the public on a variety of community boards, Dr. Owens brings a unique perspective to our Board by combining business expertise and leadership with a strong focus on community service and public policy. Dr. Owens has served as president and chairman of national non-profit organizations devoted to education and empowerment, and has focused his efforts on founding and supporting a number of community service organizations. Dr. Owens’s experience is especially valuable in his role as chair of our Board’s Community Reinvestment and Public Policy Committee. (Cincinnati, Ohio)

Richard G. Reiten
Age: 71
Director since 1998

Mr. Reiten is the retired Chairman and Chief Executive Officer of Northwest Natural Gas Company, a natural gas utility company. Mr. Reiten served as Chairman from 2000 until February 2005 and from December 2006 until May 2008, and served as Chief Executive Officer from 1997 to 2003. Mr. Reiten continued to serve as a director of Northwest Natural Gas in the interim period between retiring as Chairman in February 2005 and being re-elected as Chairman in December 2006. Mr. Reiten also served as President of Portland General Electric Company, the largest electric utility in Oregon, from 1988 to 1995. Mr. Reiten’s leadership experience with large, complex companies in a heavily regulated industry is particularly relevant to the business of U.S. Bancorp. He has developed additional broad experience in economic and business issues as a director and Chairman of the Oregon Economic Development Commission, in one of U.S. Bancorp’s primary legacy markets. Mr. Reiten has additional experience in the financial services industry through his service as a director, and Chair of the Investment Committee, at American Electric Gas Insurance Services (AEGIS), an energy industry mutual insurance company, since 1997. Mr. Reiten also served as a director of Building Materials Holding Corporation from 2001 to 2009, where he served as its Finance Committee Chair and on its Compensation Committee. Mr. Reiten has also served as a director of IdaCorp, Inc. since 2004, where he has served on the Compensation Committee, and of National Fuel Gas Company since 2004, where he has served on the Audit, Nominating/Corporate Governance and Compensation Committees. (Portland, Oregon)

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     Proposal 1—Election of Directors

Craig D. Schnuck
Age: 62
Director since 2002

Mr. Schnuck is the former Chairman and Chief Executive Officer of Schnuck Markets, Inc., a supermarket chain. He was elected President of Schnuck Markets in 1984 and served as Chief Executive Officer from 1989 until January 2006. He served as Chairman from 1991 until December 2006. Mr. Schnuck is still active in the Schnuck Markets business and serves as Chair of its Executive Committee. As the Chair of the Executive Committee of a large, regional food retailer, Mr. Schnuck continues to be involved in the strategic and business concerns of that company, and brings to our company substantial leadership experience gained as its longtime Chairman and CEO. Mr. Schnuck served for nine years on the board of governors of the Uniform Code Council, the agency that oversees his industry’s most fundamental technologies, serving as chairman for two terms, giving him additional insight into technological innovation in retail business, which is an important focus in various U.S. Bancorp business lines. Mr. Schnuck served as a bank director for various of U.S. Bank’s predecessor banks from 1979 to 1991, and of predecessor bank holding companies from 1991 to 2001. Mr. Schnuck’s service from 1990 to 2002 as a director of General American Life Insurance Company, an independent insurance company that became a subsidiary of MetLife, Inc., gave him additional experience in the financial services industry. (St. Louis, Missouri)

Patrick T. Stokes
Age: 68
Director since 1992

Mr. Stokes is the former Chairman and former Chief Executive Officer of Anheuser-Busch Companies, Inc., a marketer and producer of beer, operator of family entertainment parks and manufacturer of packaging materials which is now a part of Anheuser-Busch In-Bev N.V./S.A. He served as Chairman of Anheuser-Busch Companies, Inc. from December 2006 to November 2008. He served as President and Chief Executive Officer from 2002 until December 2006 and has been affiliated with Anheuser-Busch since 1969. As the former Chairman and Chief Executive Officer of a large, multinational consumer products company, Mr. Stokes’s experience in the retail industry, along with the customer service and customer experience critical to that company’s theme parks, brings valuable insight to our Board. Mr. Stokes also has valuable management experience in another highly regulated industry through his service as a director of Ameren Corporation, an S&P 500 electric and natural gas utility company, since 2004, where he serves as its Human Resources Committee Chair and has served on its Nominating Committee. (St. Louis, Missouri)

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE 13 NOMINATED
  DIRECTORS.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to our continued success. Our Board of Directors has adopted the U.S. Bancorp Corporate Governance Guidelines to provide a corporate governance framework for our directors and management to effectively pursue our objectives for the benefit of our shareholders. The Board reviews and updates these

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     Corporate Governance

guidelines and the charters of the Board committees at least annually in response to evolving best practices and the results of annual Board and committee evaluations. Our Corporate Governance Guidelines, as well as our Code of Ethics and Business Conduct, can be found at www.usbank.com by clicking on “About U.S. Bank” and then “Corporate Governance” and then, as applicable, “Corporate Governance Guidelines” or “Code of Ethics.”

Director Independence
Our Board of Directors has determined that each of our directors other than Richard K. Davis has no material relationship with U.S. Bancorp and is independent. Mr. Davis is not independent because he is an executive officer of U.S. Bancorp.

Each of our Audit, Governance, and Compensation and Human Resources Committees is composed only of independent directors. Our procedures for assessing director independence are described in detail below and under the heading “Certain Relationships and Related Transactions — Review of Related Person Transactions” in this proxy statement.

Our Board has adopted certain standards in our Corporate Governance Guidelines to assist it in assessing the independence of each of our directors. Absent other material relationships with U.S. Bancorp, a director of U.S. Bancorp who otherwise meets the independence qualifications of the NYSE listing standards may be deemed “independent” by the Board of Directors after consideration of all of the relationships between U.S. Bancorp, or any of our subsidiaries, and the director, or any of his or her immediate family members (as defined in the NYSE listing standards), or any entity with which the director or any of his or her immediate family members is affiliated by reason of being a partner, officer or a significant shareholder thereof. However, ordinary banking relationships (such as depository, lending, transfer agency, registrar, trust and custodial, private banking, investment management, securities brokerage, cash management and other services readily available from other financial institutions) are not considered by the Board in determining a director’s independence, as the Board considers these relationships to be categorically immaterial. A banking relationship is considered “ordinary” if:

>	the relationship is on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons;

>	with respect to an extension of credit, it has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

>	no event of default has occurred and is continuing beyond any cure period; and

>	the relationship has no other extraordinary characteristics.

In assessing the independence of our directors, our Governance Committee and full Board carefully considered all of the business relationships between U.S. Bancorp and our directors and their respective affiliated companies, other than ordinary banking relationships. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with U.S. Bancorp and our management. Where relationships other than ordinary banking relationships existed, the Board determined that, except in the case of Mr. Davis, none of the relationships between U.S. Bancorp and the directors or the directors’ affiliated companies impairs the directors’ independence because the amounts involved are immaterial to the directors or to those companies when compared to their annual income or gross revenues. The Board also determined that, for all of the relationships between U.S. Bancorp and our directors or the directors’ affiliated companies, none of the relationships had unique characteristics that could influence the director’s impartial judgment as a director of U.S. Bancorp.

The business relationships between U.S. Bancorp and our directors or the directors’ affiliated companies that were considered by the Board were:

>	U.S. Bank National Association, U.S. Bancorp’s principal banking subsidiary, purchases certain products and services from Ecolab Inc., of which Douglas M. Baker is Chairman, President and Chief Executive Officer;

>	the son of Victoria Buyniski Gluckman is a non-executive employee of U.S. Bank;

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     Corporate Governance

>	U.S. Bancorp subsidiaries distribute fixed and variable rate annuities and other life insurance products through a selling agreement with affiliates of Ohio National Financial Services, Inc., of which David B. O’Maley is Executive Chairman and during a portion of 2010 was President and Chief Executive Officer, and U.S. Bancorp also purchases certain insurance products from affiliates of Ohio National Financial Services; and

>	the son of O’Dell M. Owens, M.D., M.P.H., is a non-executive employee of U.S. Bank.

The Board also considered the relationships between U.S. Bancorp and each of Y. Marc Belton, Arthur D. Collins, Jr., and Craig D. Schnuck that are described later in this proxy statement under the heading “Certain Relationships and Related Transactions — Related Persons Transactions.”

Board Meetings and Committees
The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit; Governance; Compensation and Human Resources; Risk Management; Community Reinvestment and Public Policy; and Executive. The standing committees regularly report on their deliberations and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on our website at www.usbank.com by clicking on “About U.S. Bank” and then “Corporate Governance” and “Board of Directors.”

The Board of Directors held six meetings during fiscal year 2010. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

Each Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The outside directors may meet in executive session, without the CEO, at any time, and are scheduled for such non-management executive sessions at the end of each regularly scheduled Board meeting. The Lead Director presides over these executive sessions.

Committee Membership

The following table shows the membership of each Board committee.

			Compensation		Community
			and		Reinvestment
			Human	Risk	and
Name	Audit	Governance	Resources	Management	Public Policy	Executive
Douglas M. Baker, Jr.	✓			✓

Y. Marc Belton	✓				✓

Victoria Buyniski Gluckman			✓		✓

Arthur D. Collins, Jr.		Chair	✓			✓

Richard K. Davis				✓		Chair

Joel W. Johnson	✓			✓

Olivia F. Kirtley	Chair	✓				✓

Jerry W. Levin		✓	Chair			✓

David B. O’Maley		✓		✓

O’dell M. Owens, M.D., M.P.H.	✓				Chair	✓

Richard G. Reiten	✓		✓

Craig D. Schnuck				✓	✓

Patrick T. Stokes			✓	Chair		✓

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     Corporate Governance

Audit Committee
The Audit Committee’s responsibilities include, among other things:

>	assisting the Board of Directors in overseeing the quality and integrity of our financial statements, including matters related to risks associated with financial reporting and audit and accounting issues, as well as internal controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, the integrity of the financial reporting processes, both internal and external, and the performance of our internal audit function and independent auditor;

>	retaining and terminating the independent auditor; and

>	compensating and overseeing the work of the independent auditor.

All of the Audit Committee members meet the independence and experience requirements of the NYSE and the SEC. The Audit Committee charter generally prohibits Audit Committee members from serving on more than two other public company audit committees. Our Board of Directors has identified Olivia F. Kirtley, our Audit Committee chair, as an audit committee financial expert under the rules of the SEC. The Audit Committee held nine meetings in 2010. During four of the meetings, the Audit Committee met in private session with our independent auditor and during five of the meetings met alone in executive session without members of management present.

Governance Committee
The Governance Committee’s responsibilities include, among other things:

>	discharging the Board’s responsibilities relating to corporate governance matters, including developing and recommending to the Board a set of corporate governance principles;

>	overseeing succession planning for our CEO;

>	identifying and recommending to the Board individuals qualified to become directors;

>	managing the performance review process for our current directors;

>	overseeing the evaluation of management; and

>	making recommendations to the Board regarding any shareholder proposals.

All of the Governance Committee members meet the independence requirements of the NYSE. The Governance Committee held seven meetings in 2010. During each of the six regularly scheduled meetings, the Governance Committee held an executive session without members of management present.

Compensation and Human Resources Committee
The Compensation and Human Resources Committee’s responsibilities include, among other things:

>	discharging the Board’s responsibilities relating to the compensation of our executive officers and non-employee directors;

>	approving our compensation plans, practices and programs; and

>	evaluating the CEO’s performance and the succession plans for executive officers other than our CEO.

All of the Compensation and Human Resources Committee members meet the independence requirements of the NYSE. The Compensation and Human Resources Committee held six meetings in 2010. During four of the meetings, the Compensation and Human Resources Committee held an executive session without members of management present.

Risk Management Committee
The Risk Management Committee’s responsibilities include, among other things:

>	overseeing our overall enterprise risk management function including our policies, procedures and practices relating to the management of credit risk; financial, liquidity and market risk; and operational risk;

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     Corporate Governance

>	approving and making recommendations to the Board of Directors regarding the issuance or repurchase of debt and equity securities;

>	reviewing and evaluating potential mergers and acquisitions; and

>	reviewing other actions regarding our capital stock, including our dividend policy.

The Risk Management Committee held seven meetings in 2010. During each of the six regularly scheduled meetings, the Risk Management Committee held an executive session without members of management present.

Community Reinvestment and Public Policy Committee
The Community Reinvestment and Public Policy Committee’s responsibilities include, among other things:

>	reviewing and considering our position and practices on matters of public interest and public responsibility and similar issues involving our relationship with the community at large;

>	reviewing our activities, performance and compliance with the Community Reinvestment Act and fair lending regulations; and

>	reviewing our policies and procedures with respect to sustainability and corporate political contributions and related activity.

The Community Reinvestment and Public Policy Committee held four meetings in 2010. During each of the meetings, the Community Reinvestment and Public Policy Committee held an executive session without members of management present.

Executive Committee
The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The Executive Committee did not meet during 2010.

Risk Oversight by the Board of Directors

Enterprise-Wide Risk Management
As part of its overall responsibility to oversee the management, business and strategy of our company, one of the primary responsibilities of our Board of Directors is to oversee the risk management and the risk mitigation processes of the company. While we do not want to eliminate all risk, we want to understand, assess and manage the risk consistent with our business strategy. We want our decisions to reflect a defined risk tolerance, which has been approved by the Board of Directors, and we have long had a robust enterprise risk management framework in order to manage risk appropriately. As part of its oversight responsibility, the Board:

>	considers the company’s risk tolerance as an integral part of the strategic planning process;

>	oversees the amounts and types of risk taken by management in executing the corporate strategy; and

>	monitors the risk experience of the company against the policies and procedures set to control those risks.

The Board’s risk oversight function is carried out through its committees, and the primary risks faced by the company that are most likely to affect its financial stability and results of operations are overseen by the Risk Management, Audit, and Compensation and Human Resources Committees.

As described in the preceding discussion of committee responsibilities, the Risk Management Committee is primarily responsible for oversight of the company’s operational risks, such as credit risk, financial, liquidity and market risk, and overall enterprise risk, and the Audit Committee’s focus is on financial statement and accounting risk and internal controls. The Compensation and Human Resources Committee oversees the company’s compensation policies and arrangements to ensure that they encourage appropriate levels of risk-taking by management with respect to the company’s strategic goals, and to determine whether any of them give rise to risks that are reasonably likely to have a material adverse effect on the company.

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     Corporate Governance

The Governance Committee reviews carefully the responsibilities of each Board committee to ensure that all significant risk categories are addressed by at least one committee. In order to provide each committee with a view of the types of risks managed by the others, and to increase each committee’s ability to undertake its risk management role in the context of the risk management functions of the other committees, the Governance Committee has ensured that there is some overlapping membership on each of these committees. In addition, the Risk Management and Audit Committees meet annually in joint session to give each committee the opportunity to review the risk areas primarily overseen by the other. Finally, at each meeting of the full Board of Directors, each committee gives a detailed review of the matters it discussed and conclusions it reached during its recent meetings.

The Board committees carry out their responsibilities using information reports from management with respect to all risk areas that are relevant and important at the time. The committees must therefore be confident that an appropriate risk monitoring structure is in place at the management level, in order to be provided accurate and useful information reports. Our management-level risk oversight structure is robust. We rely on a comprehensive enterprise risk management process to aggregate, monitor, measure and manage risks. This system enables the Board of Directors to establish a mutual understanding with management of the effectiveness of the company’s risk management practices and capabilities, to review the company’s risk exposure and to elevate certain key risks for discussion at the Board level. Any substantial introduction of emerging risks or increase in risks routinely taken would either be largely controlled by the risk limits in place or identified through the frequent risk reporting that occurs throughout the company. The company’s enterprise risk management program is overseen by our chief risk officer, who is an executive officer of the company and a member of the most senior level of management.

In addition, an Executive Risk Committee consisting of our CEO, chief financial officer (“CFO”), chief risk officer, chief credit officer, chief technology officer and chief legal officer meets monthly, and more frequently when circumstances merit, to provide executive management oversight of our enterprise risk framework, assess appropriate levels of risk exposure and actions that may be required for identified risks to be adequately mitigated, promote effective management of all risk categories, and foster the establishment and maintenance of an effective risk culture. The executive vice president of human resources also joins the meetings to report on the Federal Reserve examination process for executive compensation and the risk measurement aspects of that evaluation, which is described further below. These officers manage large, sophisticated groups within the company that are dedicated to controlling and monitoring risk to the levels deemed appropriate by the Board of Directors and executive management. These individuals, together with the company’s controller, treasurer and others, also provide the Board’s committees with the information the committees need and request in order to carry out their oversight responsibilities.

A robust framework of management-level risk management committees supports the work of the Executive Risk Committee and the Board of Directors. The three primary committees are:

>	Corporate Risk Committee, chaired by the chief risk officer, which manages operational risk exposures;

>	Executive Credit Management Committee, chaired by the chief credit officer, which ensures that products that have credit risk are supported by sound credit practices; reviews asset quality, trends, portfolio performance statistics and loss forecasts; and reviews and adjusts credit policies accordingly; and

>	Asset Liability Committee, chaired by the CFO, which ensures that the policies, guidelines and practices established to manage our financial risks, including interest rate risk, market risk, liquidity risk, operations risk and capital adequacy, are followed.

These committees are supported by among others: the Basel Oversight Committee, which helps oversee the Bank’s Basel II project implementation; the Independent Model Validation Committee, which assists in the efficient and effective implementation of our Independent Model Validation Program; the Compliance Committee, which assists in the efficient and effective implementation of our Corporate Compliance Charter; the Trust Risk Management Committee, which coordinates fiduciary governance and risk management processes for our trust divisions; the Incentive Review Committee, which reviews all incentive compensation plans and programs; and the Information Security Program Committee, which assists in the efficient and effective implementation of our Information Security Program.

U.S. Bancorp 2011 Proxy Statement 21

     Corporate Governance

Below is the organizational chart of our enterprise-wide risk management framework:

Risk Inherent in Compensation Policies and Practices
Taking carefully-considered risks is an integral part of any business strategy, and our compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and negatively affect shareholder value. Together with the company’s processes for strategic planning, its internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk.

The risk inherent in compensation policies and practices is overseen by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee formalized its process for overseeing these risks during 2008, when, as then required by our participation in the Capital Purchase Program of the government’s Troubled Asset Relief Program (“TARP”), the committee undertook a formal and extensive review of our executive compensation program to assess whether any aspect of the program would encourage any of our senior executive officers to take any unnecessary or inappropriate risks that could threaten our company’s value. The Compensation and Human Resources Committee meets annually with our CFO, chief credit officer, chief risk officer, chief legal officer and director of human resources for a specific discussion of the material risks our company faces.

Since 2009, our company has been subject to a continuing review of incentive compensation policies and practices undertaken by the Federal Reserve Board, and in the process of participating in that review, has undertaken a thorough analysis of every incentive compensation plan in the company, the individuals covered by each plan and the risks inherent in each plan’s design and implementation. An Incentive Review Committee consisting of our CFO, chief risk officer, chief credit officer, chief legal officer and director of human resources was created to oversee the review specifically and to provide more comprehensive oversight of the relationship between the various kinds of risk we manage and our company’s incentive compensation plans and programs. The Incentive Review Committee meets at least monthly and is responsible for the ultimate review and recommendation of all company incentive plans. The Incentive Review Committee reviews plan elements such as plan participants, performance measures,

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     Corporate Governance

performance and payout curves or formulas, how target level performance is determined (including whether any thresholds and caps exist), how frequently payouts occur, and the mix of fixed and variable compensation that the plan delivers. The plans and programs are also reviewed from the standpoint of reasonableness (e.g. how target pay levels compare to similar plans for similar populations at other companies, and how payout amounts relate to the results which generate the payments), how well the plans and programs are aligned with U.S. Bancorp’s goals and objectives, and from an overall standpoint, whether these plans and programs represent an appropriate mix of short-term and long-term compensation.

As part of this review by our Incentive Review Committee, our management team, including senior risk officers and individuals from the compensation department, identified the risks inherent in these programs and, where appropriate, modified plans and procedures to mitigate certain potential risks. For example, all business line incentive compensation plans with a credit component track early defaults, or defaults that occur within the first 12 months, and must include a provision that allows the company to offset future payments by the amount of the previously paid incentives related to the early default. The Incentive Review Committee has reviewed its process with the Compensation and Human Resources Committee and discussed the areas where compensation-related risks were being addressed by plan modifications, or were mitigated by internal controls or otherwise.

The Compensation and Human Resources Committee has concluded that the company’s compensation plans and policies do not encourage excessive risk-taking by the employees covered by them. The Compensation and Human Resources Committee also believes that the structure of the company’s compensation programs provides multiple, effective safeguards to protect against undue risk. Various risk-mitigating factors in these programs that support this conclusion include:

>	the short-term incentive plans contain a balance of corporate and business unit goals, which encourages overall achievement of annual goals important to our success, while mitigating incentives to take excessive risks in order to achieve those goals;

>	the programs are structured to include a balance of fixed and variable compensation;

>	incentive compensation is appropriately balanced between short-term and long-term awards so that short-term performance is not emphasized at the expense of long-term value creation;

>	equity awards are subject to multi-year vesting, reinforcing a long-term view for corporate success;

>	the majority of the plans include caps on incentive payments, limiting payout potential; and

>	incentive payments are subject to managerial discretion, which can limit awards based on individual performance, adherence to company values, and other factors.

Board Leadership Structure
Our Board has carefully considered the critical issue of Board leadership. In the context of risk management, the leadership of each of the committees that is primarily responsible for risk management is vested in an independent committee chair. With regard to the leadership of the meetings of the full Board, our Board of Directors has adopted a flexible policy regarding the issue of whether the positions of chairman and CEO should be separate or combined. This policy allows the Board to evaluate regularly whether the company is best served at any particular time by having the CEO or another director hold the position of chairman. If the position of chairman is not held by an independent director, an independent lead director is elected with powers virtually identical to those of an independent chairman.

At this time, the Board believes there are a number of important advantages to combining the positions of chairman and CEO. The CEO is the director most familiar with our business and industry and is best situated to lead discussions on important matters affecting the business of U.S. Bancorp. Combining the CEO and chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy. An independent chairman, on the other hand, can have the effect of diffusing authority within the company and diminishing the stature of the CEO among employees and peers.

U.S. Bancorp 2011 Proxy Statement 23

     Corporate Governance

When the Board elected the CEO to the position of chairman in 2007, it also reaffirmed the strong role of the lead director, whose specific duties are to:

>	lead executive sessions of the Board’s independent or non-management directors, and preside at any session of the Board where the chairman is not present;

>	act as a regular communication channel between our independent directors and the CEO;

>	set the Board’s agenda jointly with the CEO;

>	approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

>	oversee the scope, quantity and timing of the flow of information from management to the Board;

>	be the representative of the independent directors in discussions with our major shareholders regarding their concerns and expectations;

>	call special Board meetings or special meetings of the independent directors, as needed;

>	approve the retention of consultants who report directly to the Board;

>	assist the Board and company officers in assuring compliance with and implementation of the U.S. Bancorp Corporate Governance Guidelines;

>	advise the independent Board committee chairs in fulfilling their designated roles and responsibilities to the Board;

>	review shareholder communications addressed to the full Board or to the lead director; and

>	interview, along with the chair of the Governance Committee, all Board candidates and make recommendations to the Governance Committee and the Board.

The powers and duties of chairman and lead director differ only in that the chairman presides over the normal business portion of the meetings of the Board. Since the lead director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the fact that he does not preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, or to address any issues the Board chooses, independently of the chairman. In addition, much of the work of the Board is conducted through its committees, none of which, other than the Executive Committee, is chaired by the chairman of the Board.

The lead director is appointed by the Board upon recommendation of the Governance Committee. Patrick T. Stokes, chair of the Risk Management Committee, was appointed lead director by the Board in January 2011 for a three-year term.

Majority Vote Standard for Election of Directors
Our bylaws provide that in uncontested elections a nominee for director will be elected to the Board if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. The vote standard for directors in a contested election is a plurality of the votes cast at the meeting.

Our Corporate Governance Guidelines provide that director nominees must submit a contingent resignation in writing to the Governance Committee, which becomes effective if the director fails to receive a sufficient number of votes for re-election at the annual meeting of shareholders and the Board accepts the resignation. The Board will nominate for election or re-election as director only candidates who have tendered such a contingent resignation.

The Corporate Governance Guidelines further provide that if an incumbent director fails to receive the required vote for re-election, our Governance Committee will act within 90 days after certification of the shareholder vote to determine whether to accept the director’s resignation, and will submit a recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

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     Corporate Governance

If each member of the Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent directors who did receive the required vote will appoint a committee amongst themselves to consider the resignations and recommend to the Board whether to accept them. However, if the only directors who received the required vote in the same election constitute three or fewer directors, all directors may participate in the decision regarding whether to accept the resignations.

Each director nominee named in this proxy statement has tendered an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he or she fails to receive the required vote for election at the annual meeting and the Board accepts his or her resignation.

Executive Sessions of the Board
Our non-employee directors meet in executive session at each regular meeting of the Board without our CEO or any other member of management present, and the independent directors meet alone on an annual basis. The current lead director, Mr. Stokes, presides at all of these sessions.

Succession Planning and Management Development
A primary responsibility of the Board is planning for succession with respect to the positions of Chairman of the Board and Chief Executive Officer, as well as overseeing management succession for other senior management positions. The Board’s process targets the building of enhanced management depth, considers continuity and stability within the company, and responds to the company’s evolving needs and changing circumstances. Toward that goal, the executive talent development and succession planning process is integrated into the Board’s annual activities.

The Board works with the Governance Committee to evaluate a number of potential internal and external candidates as successors to the Chief Executive Officer, and considers emergency, temporary succession as well as long-term succession. The Compensation and Human Resources Committee is responsible for reviewing succession planning for executive officer positions other than the Chief Executive Officer. The Chief Executive Officer makes available to the Board his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for those individuals. As a result of this planning process, during 2010 we successfully implemented the succession plans for two of our managing committee members, who retired and whose positions were filled by strong, internally-developed candidates.

Director Policies

Policy Regarding Service on Other Boards
Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than three public companies in addition to their service on our Board of Directors unless the Board determines that such service will not impair their service on the U.S. Bancorp Board. Currently, no directors exceed this restriction.

Policy Regarding Attendance at Annual Meetings
We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year all of our directors attended the annual shareholders’ meeting.

Retirement Policy
Our Board of Directors has established a guideline that an independent director retire at the first annual meeting of shareholders held after his or her 72nd birthday.

U.S. Bancorp 2011 Proxy Statement 25

     Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Persons Transactions

Lending Transactions
During 2010, U.S. Bancorp and our banking and investment subsidiaries engaged in transactions in the ordinary course of business with some of our directors, officers and the persons we know that beneficially owned 5% of our common stock on December 31, 2010, and the entities with which they are associated. All loans and loan commitments and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to our banking and investment subsidiaries and did not involve more than the normal risk of collectibility or present other unfavorable features.

Transactions with Entities Affiliated with Directors
During 2010, U.S. Bank National Association, U.S. Bancorp’s principal banking subsidiary, operated 38 branches and 71 ATMs in grocery stores owned by Schnuck Markets, Inc., of which Craig D. Schnuck, one of our directors, beneficially owns approximately 13% of the outstanding capital stock. Mr. Schnuck’s sister, Nancy A. Diemer, and his four brothers, Scott C. Schnuck, Todd R. Schnuck, Mark J. Schnuck and Terry E. Schnuck, also each beneficially own approximately 13% of the outstanding capital stock of Schnuck Markets. In addition, each of Mr. Schnuck’s brothers is a director of, and holds the following officer positions with, Schnuck Markets: Scott C. Schnuck, Chairman and Chief Executive Officer; Todd R. Schnuck, President; Mark J. Schnuck, Vice President; and Terry E. Schnuck, Assistant Secretary. Rent and fee payments by U.S. Bank to Schnuck Markets were approximately $1.89 million in 2010. In addition, during 2010, Elavon, Inc., a subsidiary of U.S. Bancorp, provided electronic check processing services to 97 Schnuck Markets locations. Fee payments to Elavon were approximately $649,000 in 2010. The consolidated gross revenues of Schnuck Markets in 2010 were approximately $2.6 billion. These transactions were conducted at arms’ length in the ordinary course of business of each party to the transaction. As discussed above under the heading “Corporate Governance — Director Independence,” the Board of Directors has determined that this relationship is immaterial to Mr. Schnuck, and that Mr. Schnuck is an independent director.

Y. Marc Belton, one of our directors, is Executive Vice President, Global Strategy, Growth and Marketing Innovation, of General Mills, Inc. During 2010, U.S. Bank paid General Mills approximately $1.3 million under a real estate lease arrangement. The consolidated net sales of General Mills in 2010 were approximately $14.8 billion. As discussed above under the heading “Corporate Governance — Director Independence,” the Board of Directors has determined that this relationship is immaterial to Mr. Belton, and that Mr. Belton is an independent director.

Transactions with Directors
Arthur D. Collins, Jr., one of our directors, has certain U.S. Bank wealth management accounts in which U.S. Bank has investment discretion or otherwise provides investment advice. The fees payable on these accounts to U.S. Bank during 2010 were approximately $146,000. As discussed above under the heading “Corporate Governance — Director Independence,” the Board of Directors has determined that this relationship is immaterial to Mr. Collins, and that Mr. Collins is an independent director.

Transactions with 5% Shareholder
BlackRock has reported that it, together with certain of its subsidiaries, is the beneficial owner of more than 5% of our common stock, as indicated above under the heading “Security Ownership of Certain Beneficial Owners and Management.” From time to time, customers of our Wealth Management and Securities Services business line invest in certain mutual funds that are affiliated with BlackRock. In connection with these investments, we perform certain customary shareholder servicing on behalf of the administrators of these funds, that may include, among other things, printing and mailing prospectuses to our customers, aggregating customer buy and sell orders, engaging in recordkeeping and other similar services. We receive a servicing fee from the relevant fund administrators for these services. In 2010, these shareholder servicing fees were approximately $4.36 million in the aggregate. Additionally, in 2010 our broker-dealer subsidiary engaged in the purchase and sale of approximately

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     Certain Relationships and Related Transactions

$965.4 million of fixed income securities with various entities affiliated with BlackRock. These fixed income securities included U.S. Bancorp bonds that were underwritten by that broker-dealer subsidiary. Our commissions on these transactions were approximately $531,000 in the aggregate. Finally, BlackRock Financial Management, Inc., another affiliate of BlackRock, provided us certain advisory services in 2010 in connection with the evaluation of the risk management framework of our investment grade fixed income business and was paid $350,000 for those services in 2010. All of these business relationships and transactions with BlackRock and its affiliates were conducted at arms’ length in the ordinary course of business of each party to the relationship or transaction.

Review of Related Person Transactions
U.S. Bancorp has written procedures for reviewing transactions between U.S. Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Our Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board makes a formal determination regarding each director’s independence under our Corporate Governance Guidelines.

In addition to the annual review, written notices are sent to the directors prior to each quarterly Board meeting reminding each director to discuss any proposed transaction involving the director and U.S. Bancorp with our general counsel’s office prior to engaging in any such transaction. Members of our legal department are also instructed to inform our general counsel’s office of any transaction between a director and U.S. Bancorp that comes to their attention.

Upon receiving any notice of a related person transaction involving a director, our general counsel will discuss the transaction with the chair of our Governance Committee. If the transaction has not yet occurred and any likelihood exists that the transaction could impair the director’s independence or would present a conflict of interest for the director, our general counsel will discuss the transaction and its ramifications with the director before the transaction occurs.

If the transaction has already occurred, our general counsel and the chair of our Governance Committee will review whether the transaction could affect the director’s independence and determine whether a special Board meeting should be called to consider this issue. If a special Board meeting is called and the director is determined to no longer be independent, such director, if he or she serves on any of the Audit, Governance or Compensation and Human Resources committees, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the Board will determine the appropriate response.

Upon receiving notice of any transaction between U.S. Bancorp and an executive officer that may present a conflict of interest, our general counsel will discuss the transaction with our CEO (or, if the transaction involves the CEO, the chair of the Audit Committee) to determine whether the transaction would present a conflict of interest. If the transaction has already occurred and a determination is made that a conflict of interest exists, the general counsel, CEO and executive vice president for human resources will determine the appropriate response.

Our procedures for reviewing related person transactions do not require the approval or ratification of such transactions. Accordingly, the related person transactions described above were not approved or ratified by U.S. Bancorp.

U.S. Bancorp 2011 Proxy Statement 27

     Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This section explains how we compensate the executive officers named in the Summary Compensation Table below on page 48, or the “NEOs.” All of the NEOs are members of our “managing committee,” which is made up of our CEO and his direct reports.

We have divided this section into five parts:

Executive Summary (page 28) — Gives an overview of our 2010 compensation and the way in which the company’s performance affected executive compensation levels.

Philosophy and Objectives of Our Executive Compensation Program (page 30) — Describes our compensation philosophy and the overall goals of our compensation program for our executive officers.

Components of Compensation (page 32) — Describes how the three components of NEO compensation — base salary, annual cash incentives, and long-term equity incentives — work together to achieve our compensation objectives, and describes how the compensation amounts are determined.

Decision-Making and Policies (page 38) — Explains how we make decisions about the design and operation of our compensation program for the NEOs, and the policies that underlie the annual compensation decisions.

Compensation Determinations for Named Executive Officers (page 42) — Describes the compensation received by each of our NEOs in more detail.

Executive Summary

Strong Corporate and Financial Performance
In 2010, U.S. Bancorp performed exceptionally well against its financial plan despite economic challenges and industry turmoil. Our financial performance exceeded our expectations during 2010, a year in which the financial services industry continued to face the challenges presented by new regulation and continuing economic recession. In addition to exceeding its own objectives, U.S. Bancorp also outperformed its peers in most leading financial and operational measures during 2010.

Our company’s superior performance during 2010 included the following achievements:

>	U.S. Bancorp’s one-year total shareholder return (“TSR”) was the highest among our peers that had the financial soundness and strength to repay the funds they borrowed under the Capital Purchase Program of the government’s TARP program in 2008.

>	U.S. Bancorp’s five-year TSR was the highest among all of our peer banks, the KBW Bank Index and the S&P 500 Commercial Bank Index.

>	U.S. Bancorp’s revenue growth was also the highest among its peers during 2010, reflecting the strength of the company’s businesses in the face of challenging economic conditions.

>	After concluding yet another profitable year, U.S. Bancorp is one of only three companies in its peer group to have remained profitable during every fiscal quarter since the beginning of the economic downturn in late 2007.

>	Over the past several years, U.S. Bancorp has consistently been among the top in our peer group, and frequently the leader, in the common industry performance measures of return on assets, return on equity, and efficiency ratio.

>	U.S. Bancorp has consistently achieved a strong return on equity and is one of the strongest generators of capital in our industry.

>	U.S. Bancorp has the strongest debt ratings among its peers, which reflects the ratings agencies’ recognition of our strong, consistent financial performance and the quality of our balance sheet.

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     Compensation Discussion and Analysis

U.S. Bancorp’s corporate and financial performance has remained strong during the economic downturn experienced in the United States and globally since 2008. We believe that our ability to achieve outstanding financial results in spite of the depressed economy and the turmoil and change in the financial services industry is attributable to:

>	disciplined execution of our corporate strategy;

>	a culture of strong risk management, including a conservative credit culture; and

>	sound, targeted investments in our businesses.

Strong Pay and Performance Correlation
Our executive compensation is highly variable and directly linked to achievement of financial plans and the performance of U.S. Bancorp stock price over time. For the past three years, all of our employees who participate in the corporate incentive plans (including all members of the managing committee) have had their annual cash bonus funding determined under our company-wide, formula-based compensation plan. Payouts under this plan are determined by comparing actual performance to targets set in annual company and business line financial plans, with final individual bonus amounts determined after adjustments for individual performance. In 2010, corporate performance was exceptionally strong, significantly exceeding our financial plan, and the formula-based incentive plan resulted in funding for executive bonuses that was well above target levels. In 2008 and 2009, the company did not achieve its financial plans for the year and, as a result, the bonuses awarded under the plan were below target levels. This variability in amount of the bonus pool funding, which is the amount available for individual awards, depending on the level of achievement of financial operating plans, is a cornerstone of our pay-for-performance compensation philosophy.

Our long-term incentive plan is also performance-based. Of our executive officers’ long-term equity incentive compensation, 50% is granted in the form of performance-based restricted stock units, the final amount of which is determined based on a one-year comparison of our actual return on average common equity (“ROE”) to a pre-set target and to ROE performance relative to peers.

A full description of the formula-based plan for executive cash incentive bonuses, and the performance adjustment mechanism for the performance restricted stock units that make up a portion of long-term equity incentives, is included below under “Components of our Compensation Program.”

Summary of Recent Executive Compensation Actions
During 2010, the Compensation and Human Resources Committee (the “Committee”) made no changes to our compensation structure or programs. The Committee has found that the company’s compensation philosophy and its executive compensation plans and programs have served the company well during the past several years of intense industry upheaval. However, in 2010 and early 2011, the Committee took the following principal actions, which are described in greater detail later in this section.

>	Annual cash incentives for 2010 were determined in January 2011 in amounts consistent with our strong 2010 business results. Awards for the NEOs for 2010 ranged from 139% to 158% of their individual bonus targets, based on the company’s strong 2010 performance. In 2010, each of our NEOs received a bonus for 2009 equal to 31.7% of target. These awards were calculated under our formula-based bonus plan and granted by the Committee after consideration of individual performance. A full description of the formula bonus plan can be found below under “Components of Compensation — Annual Cash Incentive Awards.”

>	The long-term incentive equity awards made to our NEOs in 2010 continued to be granted in the form of 50% performance-based restricted stock units and 50% stock options. As in prior years, these grants were determined in an amount appropriate to balance the long-term incentive component to others within the peer group and as a percentage of total compensation. In January 2010, because of uncertainty in the economy, the financial industry and the regulatory environment, the Committee granted long-term executive compensation awards with values equal to the awards made in the previous year. In January 2011, the Committee increased modestly the value of the long-term incentive awards of certain managing committee members (including all of the NEOs) as part of the review of their 2010 performance and in recognition of the

U.S. Bancorp 2011 Proxy Statement 29

     Compensation Discussion and Analysis

individuals’ value to the company. Additional discussion of these awards can be found below under “Components of Compensation — Long-Term Incentive Awards.”

>	In February 2010, the number of performance-based restricted stock units awarded in 2009 to members of our managing committee was adjusted downward to 87.5% of the original number of units awarded, as required under the terms of the grants following the one-year performance period. In February 2011, the number of restricted stock units awarded in 2010 to our managing committee members was adjusted upward to 141.9% of the original number of units awarded, as required under the terms of the grants following the one-year performance period. These adjustments are a direct result of company performance compared to its financial plan and to peer performance, and are described in detail below under “Components of Compensation — Long-Term Incentive Awards.”

>	In 2010, the Committee granted one-time performance-based retention equity awards to the members of the managing committee after a review of various market and industry conditions led to the conclusion that the recruiting of certain key U.S. Bancorp executives by other financial services companies was a significant potential risk. A full discussion of the reasons for making these awards can be found below under “Components of Compensation — 2010 Retention Awards.”

Sound Compensation Practices
Our executive compensation program includes many strong governance features, such as:

>	a significant emphasis on long-term equity incentive pay, to reinforce a long-term view of performance and enhance the alignment of the executives’ goals with those of our shareholders;

>	half of the value of the long-term incentive award is made in the form of performance-based restricted stock units;

>	a policy addressing “clawbacks” of executive compensation, under which the company may recover payments of incentive compensation attributable to incorrectly reported earnings;

>	a prohibition on all forms of hedging of U.S. Bancorp stock ownership by its senior executives and directors;

>	a prohibition on repricing of stock options;

>	the use of tally sheets by the Committee in reviewing the overall compensation of our chief executive officer and chief financial officer; and

>	stock ownership guidelines for our executive officers and directors.

Philosophy and Objectives of Our Executive Compensation Program

Compensation Program Goals
The Committee designs the executive compensation program to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value, while at the same time making the most efficient use of our resources and strongly emphasizing pay for performance. The Committee achieves these objectives through a compensation package that:

>	links a significant portion of total compensation to corporate, business line and individual performance, which we believe will create long-term shareholder value;

>	provides total compensation that is market competitive, permitting us to hire and retain high-caliber individuals at all levels of management;

>	emphasizes stock-based compensation, encouraging our executive officers to act as owners with an equity stake in U.S. Bancorp;

>	subjects a significant percentage of executive officer total compensation to multi-year vesting, to enhance executive retention and encourage a long-term view of corporate achievement; and

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     Compensation Discussion and Analysis

>	does not encourage unnecessary or excessive risk taking, which protects long-term shareholder interests.

The philosophy behind the compensation structure for our managing committee members is the same as the overall compensation philosophy for all of our employees. We firmly believe that the contributions of all of our employees are critical to our long-term success. Employees must have compensation opportunities that are competitive in the marketplace and that involve greater risks and rewards as they gain levels of increased responsibility within U.S. Bancorp. Under this approach, the managing committee members, as the most senior employees at U.S. Bancorp, have the highest levels of compensation at risk and the highest potential rewards.

Pay for Performance
U.S. Bancorp operates in a highly complex business environment, where it competes with many well-established financial institutions. Our long-term business objective is to maximize shareholder value by increasing net income and earnings per share without incurring undue risk. If we are successful in achieving this objective, the Committee believes the results will inure to the financial benefit of our shareholders.

Accordingly, our executive compensation program is designed to reward our executives for achieving annual and long-term financial results that further these objectives. As we describe below under “Components of Compensation,” the cash incentive plan rewards performance relative to corporate and business line financial plans established at the beginning of the fiscal year, and the performance-based restricted stock units (“RSUs”) granted under the long-term incentive plan are linked to ROE targets that are intended to encourage performance that results in both the preservation of capital and the creation of income. At the same time, the Committee carefully considers the risks inherent in these programs against the goals of the programs and the company’s stated risk tolerance. Additional discussion of the risk oversight undertaken by the Committee can be found below under “Decision Making and Policies — Risk Considerations in Setting Managing Committee Compensation” and above under “Corporate Governance — Risk Oversight by the Board of Directors.”

U.S. Bancorp 2011 Proxy Statement 31

     Compensation Discussion and Analysis

Components of Compensation

Total Compensation
The total compensation of our NEOs consists primarily of the following components:

Annual
Compensation
Component	Key Features	Purpose	Considerations
Base Salary	Fixed annual cash amount	Provide a fixed amount of cash compensation upon which our NEOs can rely	Levels are intended to reward experience and demonstrated skills and competencies relative to the market value of the job
The NEO’s salary level relative to peer median and any annual pay increases are based on factors such as:
> experience and tenure in a position; > scope of responsibilities; and > individual performance

Annual Incentive Compensation (Cash Bonus Award)	Size of award pool is calculated by evaluating company performance against pre-established, annual plan targets for corporate earnings per share and for business line pre-tax income
Incentive awards are paid in cash and can vary from 0% to 200% of the target amount	Motivate and reward NEOs for achieving or exceeding corporate, business line and individual performance goals, which is key for our pay-for-performance objectives
Aligns NEOs’ interests with those of our shareholders by promoting strong annual results through achievement of financial goals set based on strategic plan	Committee annually sets target percentage of base salary for the NEO’s annual cash bonus amount
Target levels are structured to provide cash bonus opportunities ranging from 125% to 150% (225% for the CEO) of the NEO’s base salary. At target levels, this results in more than half of the NEO’s total cash compensation being dependent upon our financial results

Long-Term Incentive Compensation	Performance RSUs
(50% of long-term award value):
> Number of units finally awarded
    based on a comparison of actual
    ROE to plan and to peer group ROE
    (between 25% and 150% of grants
    initially awarded)
> Vest ratably over four years from
    date of grant
> Award settled in shares of company
    stock
Stock options
(50% of long-term award value):
> Vest ratably over four years from
grant date	Aligns NEOs’ interests with long-term shareholder interests by linking part of each NEO’s compensation to long-term corporate and stock price performance
Mix of performance-based RSUs and stock options creates a prudent balance between certainty of some payment and risk of no payment
Performance-Based RSUs
Motivate our NEOs to manage the company to achieve additional financial goals that are expected to lead to increased shareholder value; multi-year vesting requirement serves as an additional retention tool
Stock options
Support our growth strategy, provide a strong link between NEOs’ compensation and our stock price, and serve as a retention tool	Committee structures long-term compensation to emphasize alignment with the company’s performance over a several-year period and minimize the risk of short-term cash bonuses influencing excessive risk-taking behavior
When setting long-term award amounts, Committee considers corporate performance as well as the individual performance of the NEOs
Committee uses ROE as the performance measure for RSUs because this measure reflects both the condition of our balance sheet and our earnings levels, requiring a balance between the preservation of capital and the creation of income
Committee sets the company ROE goals necessary to earn 100% of the RSUs originally awarded at the ROE level included in the company’s financial plan at the beginning of the fiscal year. Committee believes this target to be moderately challenging, to create incentives for superior performance without incentivizing unreasonable risk-taking that could be encouraged by unachievable goals

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     Compensation Discussion and Analysis

Executive Benefits and Perquisites
In addition to these primary components of our executive compensation program, NEOs are also eligible to receive health benefits under the same plans available to our other employees, matching contributions to their company 401(k) plan accounts on the same basis as our other employees, and retirement benefits that are earned over their career with the company. Perquisites for NEOs are very limited and consist primarily of financial planning expenses, home security, parking and executive physicals.

Change-in-Control Agreements
We maintain change-in-control agreements with all of our managing committee members. The terms of these agreements are discussed below under the headings “Executive Compensation — Potential Payments Upon Termination or Change-in-Control — Potential Payments Upon Change-in-Control” and “— Employment Agreement with Pamela Joseph.” These change-in-control agreements were originally designed to help retain and attract strong management in a consolidating financial services industry. Because of its past acquisitions and organic growth, U.S. Bancorp is now in a position where a change of control is unlikely. However, these arrangements continue to provide our managing committee members with financial security in the remote case of an acquisition in which they could potentially lose their jobs.

Total Compensation Targets
The Committee targets total compensation for managing committee members to be in the upper quartile of our peer group when superior corporate performance is achieved. (A discussion of the choice of our peer group companies, and a list of those companies, appears on page 39 of this proxy statement.) The Committee believes that this positioning is appropriate because:

>	over the years we have consistently been among the leaders on in our peer group, frequently holding the number one position, in the important financial measures of ROE, return on assets and efficiency ratio;

>	unlike most of our peers, we were profitable in every quarter of 2010, 2009 and 2008, despite the economic downturn; and

>	we are typically in the 65th to 70th percentile in size among our peer group in terms of total assets and market capitalization.

The actual compensation of our managing committee members depends upon both absolute corporate performance relative to preset criteria and corporate performance relative to our peer group, as well as on individual performance. In addition, the Committee considers internal pay equity among the managing committee members in setting compensation amounts, with respect to factors such as the relative importance of the individual’s role and responsibilities to the company, and the relative performance of the individual and his or her business line, during that year.

Balance of Compensation Components
The primary components of total direct compensation paid to our managing committee members and all of our other management-level employees, and our general objectives for balancing them within the total compensation package, are described in the following table. For many years our compensation program has been structured so as to heavily weight the proportion of long-term equity compensation, which serves the important goals of emphasizing a long-term view of company performance and of firmly linking management’s incentives with the interests of our shareholders.

U.S. Bancorp 2011 Proxy Statement 33

     Compensation Discussion and Analysis

Pay	Market Positioning at
Component	Target Performance Levels	Percentage of Total Compensation
Base Salary	Approximately 50th to 75th percentile of our peer group, based on experience and performance	Approximately 15% to 25% of total compensation

Annual Cash Incentive	Structured to bring total annual cash compensation (base salary plus annual cash incentive) to approximately the 75th percentile or above of our peer group, when warranted by the achievement of corporate and business unit performance targets and individual performance	Approximately 20% to 25% of total compensation based on target bonus levels

Long-Term Equity	Approximately the 80th percentile or above of our peer group	Approximately 50% to 65% of total compensation

Our CEO’s base salary represents a smaller percentage of total annual compensation than the other managing committee members, and therefore his annual cash incentive and long-term equity compensation are correspondingly higher. This greater emphasis on long-term compensation is consistent with our compensation philosophy of providing compensation that involves greater risks and reward potential as an employee takes on greater management responsibility at U.S. Bancorp and is also consistent with the pay practices of our peer group.

Annual Cash Incentive Awards

Formula-Based Cash Bonus Plan
All management-level employees, including our managing committee members, have the opportunity to earn annual cash bonuses that are based on formulas related to achievement of corporate and business line financial plans. Under our formula-based cash incentive compensation plan, the bonus pools available for annual cash bonus awards for all management-level employees are calculated as follows:

>	35% of the bonus pool available to fund awards (the “EPS Bonus Component”) is based on U.S. Bancorp’s actual earnings per share (“EPS”) as compared to the EPS target established at the beginning of the year.

>	The other 65% of the bonus pool funding is based on the results of the individual’s business line, as compared to the business line’s pretax income targets (the “Business Line Bonus Component”) that are also established at the beginning of the year.

>	For lines of business that provide support services (rather than revenue-producing business lines), a portion of the Business Line Bonus Component is based upon the average performance of the revenue producing business lines, and a portion is based upon achievement of the line’s own financial plan. The total bonus funding for these lines of business is based 35% on EPS Bonus Component, 50% on average performance of the revenue-producing business lines, and 15% on performance against the line’s own financial plan.

>	In order to determine the final bonus pool funding amount, the percentage by which actual results differ from the EPS target or the business line performance target is multiplied by a leverage factor of four, which magnifies the positive or negative variation of actual results from the financial plan.

>	Individual bonuses are awarded from the funded bonus pool and are determined based on a qualitative review of an employee’s individual performance during the year against predetermined non-financial goals and objectives.

The benefits of this company-wide, formulaic structure include:

>	clear alignment of employee incentives with corporate performance and shareholder interests;

>	increased transparency, predictability and fairness for our employees; and

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     Compensation Discussion and Analysis

>	increased employee confidence that incentive compensation will be paid if corporate goals are met, as a result of limiting discretionary modifications to bonus amounts to those attributable to individual performance considerations.

Determination of Cash Bonus Amounts
The cash incentive awards for managing committee members in 2010 were determined in January 2011 based on fiscal year 2010 corporate and business line performance. The Committee bases the determination of the cash bonus amounts awarded to each of our managing committee members (including the NEOs) on the cash bonus formula described above.

The Committee believes that the EPS and business line operating plan targets used in this plan are appropriate performance measurements for the managing committee members because:

>	EPS is an important indicator of profitability that aligns the interests of the executive officers with those of shareholders;

>	EPS captures elements of corporate performance that are beyond those of the individual operating business lines, such as corporate funding policies and the management and use of capital;

>	The business line income targets are the fundamental drivers of the company’s revenues and income before taxes; and

>	The Committee values the clear alignment of incentives for executive officers and other management employees resulting from shared performance metrics.

The EPS Bonus Component
The EPS target that is part of the year’s financial plan is used as the target for the EPS Bonus Component. As part of management’s annual financial plan, which is reviewed and approved by the Board of Directors, this target is considered to be challenging but reasonably achievable.

U.S. Bancorp’s EPS in 2010 was $1.73, which was substantially above the target of $1.27 that had been set by the Committee. The amount by which actual EPS exceeded the target is used in the calculation of the EPS Bonus Component, which makes up 35% of a managing committee member’s target bonus funding level. For 2010, the EPS Bonus Component was 200% (which is the maximum level allowable for this component under the plan) because actual EPS, excluding the benefit of a one-time transaction, exceeded the target amount by 32.6%.

The Business Line Bonus Component
The Business Line Bonus Component of the bonus funding calculation for an individual’s business line depends upon the percentage by which actual results differ from the business line performance target. Each managing committee member who leads a revenue producing business line had the Business Line Bonus Component of his or her cash bonus determined by the aggregate bonus plan funding levels of the business units comprising his or her business line, which are calculated as described above. Ms. Joseph, Mr. Hartnack and Mr. Payne each lead a revenue producing business line.

For each managing committee member who leads a support line of business, a portion of this component is based upon the aggregate performance of all revenue producing business lines, and a portion is based upon achievement of the line’s own financial plan. For these individuals, the total bonus funding consists of 35% EPS Bonus Component, 50% aggregate performance of the revenue-producing business lines, and 15% performance against the line’s own financial plan. This formula was used for the bonus funding amount for Mr. Cecere, as well as for Mr. Chenevich, who retired during 2010. The funding for the Business Line Bonus Component of Mr. Davis’s cash bonus was determined based on the weighted average of the funding for all of the participants whose bonuses are calculated under our annual cash bonus plans.

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     Compensation Discussion and Analysis

Market Check
In order to assess the appropriateness of the funding levels determined under the formula-based plan in light of the company’s performance relative to its peers, the Committee performed a market check on 2010 bonus funding levels by comparing company-wide financial and operational performance to the performance of the other companies in our peer group. The Committee reviewed the following performance measures for U.S. Bancorp and the peer group:

One-Year Performance Relative to Peers
	U.S. Bancorp	Peer Median	Peer Group Rank
Return on Average Common Equity	12.7%	5.0%	1

Return on Assets	1.16%	0.63%	2

Efficiency Ratio	51.5%	62.7%	1

The Committee also recognized the company’s EPS and one-year total shareholder return were the highest of the companies in its peer group that had returned the funds borrowed under the TARP program, which is an indicator of the financial stability and resources required to continue to operate in the financial services industry without government support. The market check solidified the Committee’s belief that the performance-based cash bonus funding amounts were appropriate as calculated, and the Committee did not make any adjustments to the funding amounts for members of the managing committee as a result of this review.

Individual Performance Review
Beginning with the bonus funding amount determined as described above, the Committee then determines the amount of an individual executive officer’s annual incentive award based on its evaluation of his or her individual performance and contributions during the year. The Committee took into account our CEO’s views regarding the individual performance of the other managing committee members in determining their cash bonuses, including performance relative to internal leadership, development and other business goals, as well as risk management factors including credit quality and audit and compliance results, and bonus amounts for certain managing committee members were adjusted from the funding amounts as a result of this review.

Awards for the NEOs are granted under our 2006 Executive Incentive Plan (the “EIP”). The EIP sets the maximum award level that can be given to any NEO under the plan for any year at 0.2% of the company’s net income for the year. The Committee then uses negative discretion to reduce the amount of an executive’s cash bonus award based on the process described above. This maximum award amount was established principally to position the EIP to comply with regulations under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and is not indicative of the expected level of actual awards.

Long-Term Incentive Awards

Long-Term Incentive Award Amounts
The long-term incentive awards included in the Summary Compensation Table were granted in February 2010. The long-term incentive awards granted in February 2011 are those that are used by the Committee along with the cash incentive awards described above in balancing the components of compensation as described earlier in this section. A fuller discussion of the compensation elements considered by the Committee in January 2011, at the time that the cash incentive awards were determined, is included below under “Compensation Determinations for Named Executive Officers.”

Historically, the grant date dollar values of the long-term incentive awards has been primarily based on peer group compensation surveys. However, due to the unusual economic, legislative and regulatory environment during the past several years, the compensation levels for executive officers in our peer group have varied widely since 2008. In particular, the regulatory environment has affected executive compensation differently at each peer group company. Due to the significant variations in compensation levels and composition, including differences resulting from compensation restrictions applicable to some peer group companies still subject to TARP restrictions, the

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     Compensation Discussion and Analysis

usefulness of comparative compensation survey results has been limited since 2008. In part because of the difficulty of evaluating peer group data, the long-term equity awards granted in February 2010 had a grant date value equal to those granted the prior year. The awards granted in February 2011 reflected modest upward adjustments for certain managing committee members, including all of the NEOs, largely based on their 2010 performance and in recognition of those individuals’ value to the company. These awards, and the awards granted in February 2010, were granted under the U.S. Bancorp Amended and Restated 2007 Stock Incentive Plan (the “2007 Stock Plan”).

In prior years, the Committee’s analysis indicated that U.S. Bancorp’s long-term incentive awards were in the upper quartile of our peer group and generally near the top of that range. This positioning reflected the Committee’s emphasis on long-term compensation being aligned with the company’s performance over a several-year period and minimizing the risk of short-term cash bonuses encouraging excessive risk-taking behavior. When setting the long-term award amounts, the Committee considers corporate performance as well as the individual performance of the managing committee members. The high level of long-term incentive compensation provided at U.S. Bancorp relative to the peer group reflects U.S. Bancorp’s outstanding financial performance and the high level of individual performance exhibited by the members of the managing committee.

Determination of Final Award Amount of Performance RSUs
Fifty percent of the value of each NEO’s long-term incentive award is comprised of performance RSUs. For each grant, the Committee establishes one-year target levels for U.S. Bancorp’s ROE and U.S. Bancorp’s ROE ranking among its peer group. Based on U.S. Bancorp’s combined performance relative to each of these targets, the number of units subject to each award may be adjusted downward by as much as 75% or adjusted upward by as much as 50% one year after the date of grant, as determined by interpolation between the target numbers.

Our corporate performance exceeded our expectations in many respects in 2010, including in ROE. The following chart shows the payout matrix set by the Committee at the time the 2010 awards were made. Based on these pre-established parameters, U.S. Bancorp’s ROE of 12.7% was between the target and maximum levels for the 2010 award (on the vertical axis). In comparison to its peer group, U.S. Bancorp’s ROE ranking was above the 75th percentile (on the horizontal axis). The final adjustment resulted in the number of units ultimately awarded being adjusted upward to 141.9% of the original number of units awarded.

2010 ROE PERFORMANCE MATRIX
		Target Award Number Percentage

Company	Company ROE of 14% or more	87.5%	125%	150%
ROE
Result	Company ROE Target (10%)	62.5%	100%	125%
(Vertical
Axis)	Company ROE of 7% or less	25.0%	62.5%	87.5%

		Peer Group ROE Ranking at 25th %ile or below	Peer Group ROE Ranking at Median	Peer Group ROE Ranking at 75th %ile or above

		Peer Group ROE Ranking (Horizontal Axis)

By using a sliding scale for each ROE performance measure, the matrix takes into account the amount of variance from the ROE target and peer group ROE results, providing for a performance-based award while mitigating the incentive for excessive risk-taking that may result from an “all-or-nothing” award.

U.S. Bancorp 2011 Proxy Statement 37

     Compensation Discussion and Analysis

The Committee believes that using a one-year performance cycle for the performance RSUs provides important clarity for the NEOs and a strong pay and performance link. The one-year performance period creates a sense that strong leadership and effort will directly affect the number of RSUs ultimately received. The Committee has carefully considered using a longer cycle for its performance-based equity grants, but believes that the uncertainty in the economy and the financial industry, as well as the regulatory environment affecting our business, could have a significant effect on the company’s ROE over a longer time horizon. The link between performance and pay would be weakened and the incentive effect of the award reduced if executive management perceived that the relationship between their performance and their ultimate award value may be largely diluted by factors outside of their control.

The Committee also believes that the performance-based adjustments to the size of the awards granted for 2009 and 2010 have shown that this form of award does provide a strong and direct link between corporate performance and levels of incentive pay. During 2009, a year in which corporate performance was weaker than anticipated, our absolute and comparative ROE levels resulted in the number of units earned by each managing committee member to be adjusted downward to 87.5% of the original target number of units awarded. During 2010, a year of very strong corporate performance, our absolute and comparative ROE levels resulted in the number of units ultimately awarded being adjusted upward as described above.

2010 Special Retention Awards
In January 2010, in addition to the annual long-term incentive awards, the Committee determined to make special one-time retention grants of performance-based equity compensation with five-year vesting provisions to members of the managing committee. These one-time grants were intended to provide key members of the management team with additional incentives to remain with the company.

The Committee’s decision to grant one-time retention equity awards was based on a number of considerations. In connection with the determination of 2009 compensation levels for the managing committee members, the Committee evaluated the then-current economic conditions in the banking industry. The Committee also noted the significantly lower value of the outstanding long-term equity awards made in prior years due to the company’s suppressed stock price. These factors, combined with the relatively low level of annual cash incentive bonuses paid for 2008 and 2009, reduced the retention impact of the compensation program. Based on these factors, the Committee determined that the potential for other financial services companies to recruit certain key U.S. Bancorp executives was a significant risk.

Accordingly, the Committee, based in part on the advice of its independent compensation consultant, Frederic Cook & Co. (“Cook & Co.”), decided to award one-time special retention awards in order to provide the members of the managing committee with additional incentives to stay with U.S. Bancorp and continue to perform at a superior level. The retention awards were made in the form of performance-based RSUs that will be completely forfeited if the average of U.S. Bancorp’s annual ROE in 2010, 2011 and 2012 is below the 50th percentile of the average of the annual peer group ROE during this three-year period. If this level of ROE is achieved by U.S. Bancorp and a managing committee member continues to be employed by U.S. Bancorp, 50% of the restricted stock units will vest three years after the date of grant, an additional 25% will vest four years after the date of grant, and the final 25% will vest five years after the date of grant.

The value of the retention awards varies significantly among different members of the managing committee, ranging from approximately 44% to 140% of an individual’s 2010 long-term incentive award. The value of each award reflects the significance of the individual’s responsibilities, their recent performance, their attractiveness to competitors, the current stage of their careers and the retention value of their previous equity awards. These awards were granted under the 2007 Stock Plan.

Decision-Making and Policies

Process for Determining Compensation
Executive compensation is determined by the Committee, which is composed entirely of independent outside directors and is responsible for setting our compensation policy. The Committee has responsibility for setting each component of compensation for our CEO with the assistance and guidance of Cook & Co., its independent

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     Compensation Discussion and Analysis

professional compensation consultant. The Committee also sets the total amount and types of compensation paid to members of the Board of Directors. Our CEO and our executive vice president of human resources, also with the help of the independent compensation consultant, develop initial recommendations for all components of compensation for the other managing committee members and present their recommendations to the Committee for review and approval.

In making executive compensation determinations, our Committee has also considered the results of the non-binding, advisory shareholder votes approving our executive compensation program in 2010 and 2009. Our shareholders voted on our executive compensation program in each of those years, overwhelmingly approving it by 88.3% and 92.0% in 2010 and 2009, respectively. These voting results strongly communicated our shareholders’ endorsement of the Committee’s decisions and policies to date. The Committee will continue to consider the results from this year’s and future advisory shareholder votes regarding our executive compensation program.

Compensation Committee Consultant
The Committee retains Cook & Co. to:

>	provide advice regarding compensation program design, competitive practices, market trends and peer group composition;

>	make recommendations to the Committee in setting the pay of our CEO;

>	provide the same advisory services to the Committee and our CEO and executive vice president of human resources regarding the compensation of the other managing committee members; and

>	advise the Board of Directors on director compensation.

Cook & Co. does not provide any other services to our company.

The Committee reviews Cook & Co.’s independence annually. In conducting this review in 2010, the Committee considered:

>	the absence of any other services Cook & Co. provides to the company;

>	the amount of fees received by Cook & Co. from the company as a percentage of Cook & Co.’s revenue;

>	Cook & Co’s compliance with its conflict of interest policies with respect to its engagement;

>	the absence of any business or personal relationships between Cook & Co. and any Committee member; and

>	Cook & Co’s lack of ownership of any U.S. Bancorp stock.

Peer Group Analysis
Using peer information as a point of reference, the Committee focuses on corporate, business line and individual performance in determining each component of compensation. In order to recruit and retain high-performing executives, our compensation program must be competitive with the compensation opportunities provided by companies with which we compete for executive talent. In performing a market check on the level of compensation of our CEO and the other managing committee members, the Committee used the same financial services peer group for comparative compensation data that management uses for annual financial performance comparisons. For 2010, this peer group was unchanged from that used in 2009, and was composed of the following companies:

2010 U.S. Bancorp Peer Group

Bank of America Corporation BB&T Corporation Fifth Third Bancorp JPMorgan Chase & Co. KeyCorp	The PNC Financial Services Group, Inc. Regions Financial Corporation SunTrust Banks, Inc. Wells Fargo & Company

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     Compensation Discussion and Analysis

These financial institutions, along with U.S. Bancorp, represent the ten largest financial services companies based in the United States that provide retail banking services, other than Citigroup. The company and the Committee believe that Citigroup has a significantly different business mix from U.S. Bancorp, and Citigroup is therefore not included in this group. All of these peer companies are included in the KBW Bank Index, which we believe is the most appropriate index to use for financial comparison purposes, and is used in the Stock Performance Chart presented on page 130 of our 2010 Annual Report. Peer group data for 2010 was based on annual survey information and publicly available data relating to the prior year’s compensation that is updated by the use of estimates, because the final compensation data for the peer group for the current calendar year was not yet available when the Committee made its determinations.

Market Check on Total Compensation
The total annual compensation of our NEOs is reviewed and approved by the Committee. Historically, the Committee has reviewed the most recently available compensation data for executive officers at our peers as part of the compensation determination process, since the positioning of each of our compensation components, as well as of total compensation, among our peer group was part of the compensation methodology. In 2009 and 2010, the peer group data was reviewed, but was not as useful as it had been in past years, because economic conditions and the regulatory environment affected our peers and their pay practices in widely varying ways. Therefore, the Committee used peer group data as a market check on its compensation decisions rather than for benchmarking purposes.

Peer group information indicates that in 2010 the total annual compensation of our NEOs generally fell within the upper quartile of expected total compensation for the comparable executives in the peer group. This positioning reflects a number of factors, including our relative size and market capitalization within our peer group and our strong performance relative to other members of our peer group. However, because the actual current year peer group data is not available at the time compensation decision are made, 2010 compensation amounts actually paid to executive officers in our peer group could differ significantly from these estimates. This difference may be more significant than in past years as a result of turbulence in our industry, varied peer group performance during 2010, and other economic and regulatory impacts on the companies comprising our peer group.

Tally Sheets
Each year, after that year’s compensation determinations have been made, a tally sheet is prepared for the Committee and the Board summarizing the following information for our CEO and CFO:

>	total compensation for the past three calendar years;

>	current value of outstanding vested and unvested equity awards based on year-end fair market values (using the Black-Scholes option-pricing model for stock options);

>	deferred compensation balances;

>	present value of their accumulated pension benefits; and

>	value of perquisites.

Beginning in 2011, the Committee will review tally sheets for all of the managing committee members.

Risk Considerations in Setting Managing Committee Compensation
The Committee recognizes that the structure of our compensation program for managing committee members, to the extent that it rewards achievement of annual financial performance goals and consists partly of awards tied to the company’s stock value, could lead to behaviors that focus executives on short-term performance rather than on our company’s long-term welfare. If these behaviors were to occur, they could weaken the link between pay and performance, and diminish the correlation between executive compensation and the return realized by our shareholders. Therefore, in addition to the overall risk reviews done by the Committee and described above under “Corporate Governance — Risk Oversight by the Board of Directors — Risk Inherent in Compensation Policies and Practices,” the Committee also reviews the compensation packages and components for the managing committee

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     Compensation Discussion and Analysis

members as they are determined each year, in order to assess the incentives for risk-taking contained in them and to balance them with the other goals of the compensation program. As part of this review, the Committee considers the overall risk tolerance of the company approved by the Board of Directors in relation to the levels of risk inherent in the compensation plans and programs and the performance targets set each year.

In evaluating the incentives for risk-taking in compensation plans and policies for managing committee members, the Committee considered the following risk-mitigating aspects of those plans and policies, as well as the more general structural elements of our compensation programs described under “Corporate Governance — Risk Oversight by the Board of Directors — Risk Inherent in Compensation Policies and Practices” above:

>	A significant portion of the annual short-term cash incentive award for the NEOs is based on overall corporate (rather than business line) performance. This structure encourages the overall achievement of annual goals important to our success, while mitigating the incentives to take excessive risks in order to achieve those goals that may exist when incentive amounts are more directly linked to performance of a business line managed by the individual.

>	The majority of the total compensation received by managing committee members is in the form of equity awards with long-term vesting schedules, which helps to ensure that executives have significant value tied to long-term stock price performance and mitigates incentives to manage the company with an excessive focus on short-term gain.

>	The performance RSUs measure corporate performance using ROE, which itself mitigates risk by reflecting both the condition of our balance sheet and our earnings levels, requiring a balance between the preservation of capital and income growth.

>	The company’s incentive compensation “clawback” policy discourages risk-taking that would lead to improper financial reporting.

>	Executives are required to hold significant amounts of company stock through ownership guidelines, which is supported by a policy prohibiting hedging of company stock, and which supports the alignment of executives’ interests with long-term shareholder interests.

Stock Ownership
The Committee believes that significant ownership of our common stock by our managing committee members directly aligns their interests with those of our other shareholders and also helps balance the incentives for risk-taking inherent in equity-based awards. We have had a requirement for many years that our senior executives hold significant amounts of company stock. The current ownership requirements are:

Officer	Requirement
CEO	5 x base salary

Other managing committee members	3 x base salary

In calculating these requirements, unvested restricted stock or unvested restricted stock unit ownership does not count toward the target ownership amount. Executives are prohibited from selling any stock received as a result of restricted stock or restricted stock unit vesting or stock option exercises (other than sales to pay related income taxes) until the ownership targets are met.

Prohibition on Hedging
Members of our managing committee, as well as our directors, are prohibited from any form of hedging of shares of our common stock during their tenure with the company.

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     Compensation Discussion and Analysis

Recoupment of Annual Incentives
The Committee will evaluate the facts and circumstances surrounding a restatement of earnings, if any, and may adjust and recoup compensation paid to our CEO, other managing committee members, and others as it deems appropriate, if attributable to incorrectly reported earnings.

Repricing of Stock Options
The Committee has maintained a consistent policy against repricing stock options, and our 2007 Stock Plan prohibits option repricings without shareholder approval.

Timing of Equity Award Grants
For 2011, the stock option and performance-based restricted stock unit awards to members of the managing committee were approved at the January 2011 Committee meeting. The grant date was February 16, 2011, the same day on which we made our annual long-term incentive grant to all of our other senior managers. We have never had a program or practice of timing our equity grants to the release of non-public information with the purpose of affecting the value of executive compensation. The grant date was within our trading window period. The option exercise price and initial number of shares subject to the performance-based restricted stock unit award were based on the closing price on that date. The trading window period is the period of time in each calendar quarter when our directors and officers who are not in possession of material nonpublic information are free to buy or sell our securities. The trading window period is generally a period of 20 trading days commencing on the first trading day after the day on which we release our quarterly or annual operating results.

Tax Deductibility of Pay
Under Section 162(m) of the Code, compensation paid to the NEOs other than the CFO in excess of $1 million that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as compensation expense by our company. Compensation decisions for the managing committee members are made with full consideration of the implications of Section 162(m). Although the Committee intends to structure arrangements in a manner that preserves deductibility under Section 162(m), it believes that maintaining flexibility is important and reserves the right to pay amounts or make awards that are nondeductible.

The EIP and 2007 Stock Plan were approved by our shareholders and include provisions necessary to make payments and grant awards that satisfy the performance-based exception under Section 162(m). Annual incentive bonuses awarded under the EIP and stock option awards and performance-based RSUs granted under the 2007 Stock Plan for 2010 are intended to meet the performance-based exception under Section 162(m).

Compensation Determinations for Named Executive Officers
Each year in January, our Committee sets base salaries for the managing committee members for the year, makes the bonus payout determinations for the prior year and sets the long-term incentive award to complete the prior year’s total compensation package. The bonus amounts and long-term incentive awards that make up what the Committee considers to be the 2010 compensation package were actually awarded in early 2011.

The information given below with respect to the compensation of each NEO who was employed by the company on December 31, 2010, shows his or her compensation package for each of 2010 and 2009.

42 U.S. Bancorp 2011 Proxy Statement

     Compensation Discussion and Analysis

Mr. Davis
Mr. Davis serves as our Chairman, President and CEO. In assessing Mr. Davis’s individual performance during 2010, the Committee performed an evaluation that identified and examined a broad range of corporate and individual performance factors, including strong, ethical company leadership; industry leadership in responding to legislative and regulatory developments; consistent and disciplined progress toward strategic goals; achievement of financial plans; and effective representation of the company with external constituents such as investors, customers, analysts, rating agencies, and media.

				Comparison to Peer
	2010	% Change	2009	Group in 2010
Base Salary	$975,037	6.5%	$915,491	40th - 45th Percentile

Total Cash Compensation (base salary plus bonus)	$4,090,162	156.7%	$1,593,079	N/A

Long-Term Incentive	$5,500,000	10.0%	$5,000,000	N/A

Total Direct Compensation (base salary, bonus and long-term incentive grant)	$9,590,162	45.5%	$6,593,079	N/A

One Time Retention Restricted Stock Grant	$7,000,000	N/A	N/A	N/A

Mr. Davis’s total cash compensation increased 156.7% in 2010 compared to 2009. This increase was primarily attributable to the fact that his 2010 cash bonus was paid at 142% of the target level, compared to 31.7% of target in 2009. As discussed above, the 2010 bonus reflected the company’s outstanding performance compared to our financial plan and to the performance of our peers. The 142% funding for Mr. Davis was based on the company’s EPS performance, which exceeded plan by 32.6%, and the overall weighted average of the annual incentive funding for all employees participating in the company incentive plans. Under the EIP, Mr. Davis’s target annual cash bonus amount is 225% of his base salary, and his final award was approximately 320% of his base salary.

The base salary shown in the table for 2009 is the amount that was paid to Mr. Davis in 2009 after he elected to reduce his base salary by 5% in January 2009 as part of an effort to reduce corporate expense. On October 1, 2009, Mr. Davis’s base salary was restored to the original 2009 annual rate of $950,000. Because his base salary was below the median level of the peer group and in recognition of his continued strong leadership in a very difficult economic environment, the Committee increased his annual base salary to $975,000 for 2010.

The value of Mr. Davis’s long-term incentive award made in 2011 as part of the 2010 compensation package was 10% higher than the prior year’s award. The Committee had not increased the level of his long-term equity award in the prior four years. Although the Committee did not believe that it could properly benchmark an award against currently available peer group information, it believed that Mr. Davis’s long-term equity award should be increased because of his excellent performance, his tenure in his position and the relative performance of the company under his leadership compared to peer group companies. Mr. Davis’s total compensation increased by 45.5% in 2010, primarily as a result of the higher annual cash incentive award, but also because of the 10% increase in his long-term incentive award.

As discussed above, in February 2010 Mr. Davis received a special one-time retention award of restricted stock with unique performance and vesting provisions. As described in detail above, this award was made in response to the economic and competitive conditions that existed at the time of grant and is not part of his regular compensation package.

U.S. Bancorp 2011 Proxy Statement 43

     Compensation Discussion and Analysis

Mr. Cecere
Mr. Cecere serves as our Vice Chairman and CFO. The Committee reviewed the CEO’s evaluation of Mr. Cecere’s performance, which included achievement of financial plans; strong balance sheet management; effective representation of the company with investors, analysts and rating agencies; strong support of investment, strategic and regulatory initiatives, including responding to Federal Reserve submission requirements; and analysis and implementation relating to changing regulatory capital frameworks.

				Comparison to Peer
	2010	% Change	2009	Group in 2010
Base Salary	$603,773	3.8%	$581,819	65th - 70th Percentile

Total Cash Compensation (base salary plus bonus)	$1,916,773	120.6%	$868,902	N/A

Long-Term Incentive	$3,500,000	16.7%	$3,000,000	N/A

Total Direct Compensation (base salary, bonus and long-term incentive grant)	$5,416,773	40.0%	$3,868,902	N/A

One Time Retention Restricted Stock Grant	$4,000,000	N/A	N/A	N/A

Mr. Cecere’s total cash compensation increased 120.6% from 2009. This increase was primarily attributable to the significantly higher annual cash bonus he received in 2010. The bonus he received in 2010 was 145% of his target bonus, which was determined under the formula-based incentive plan as described above and after consideration of his individual performance. The incentive plan funding calculation for Mr. Cecere was based on the company’s EPS performance, which exceeded plan by 32.6%, aggregate business line funding, which exceeded target funding levels by 1.9% in the aggregate, and Corporate Finance business line performance, which exceeded plan by 10.2%. For 2010, Mr. Cecere’s target bonus amount is 150% of his base salary. In January 2009, Mr. Cecere and the other managing committee members elected to reduce their respective base salaries by 5% as part of an effort to reduce corporate expense. On October 1, 2009, all of the managing committee members had their base salaries restored to their original 2009 annual rate. Mr. Cecere’s base salary was unchanged in 2010.

The value of Mr. Cecere’s long-term incentive award made in 2011 as part of the 2010 compensation package was 16.7% higher than the prior year’s award. The Committee had not increased the amount of his long-term incentive award since he assumed the role of CFO in 2007. Although the Committee did not believe that it could properly benchmark an award against currently available peer group information, it believed that Mr. Cecere’s long-term equity award should be increased because of his excellent performance, his tenure in his position and the relative performance of the company compared to peer group companies. Mr. Cecere’s total compensation increased by 40% in 2010, primarily as a result of the higher annual cash incentive award, but also because of the increase in his long-term incentive award.

As discussed above, in February 2010 Mr. Cecere received a special one-time retention award of restricted stock with unique performance and vesting provisions. As described in detail above, this award was made in response to the economic and competitive conditions that existed at the time of grant and is not part of his regular compensation package.

44 U.S. Bancorp 2011 Proxy Statement

     Compensation Discussion and Analysis

Ms. Joseph
Ms. Joseph serves as Vice Chairman of U.S. Bancorp with responsibility for our payment services business and as Chairman and Chief Executive Officer of Elavon, Inc., a wholly-owned subsidiary of U.S. Bancorp. The Committee reviewed the CEO’s evaluation of Ms. Joseph’s performance, which included successful responses to significant changes in regulatory requirements affecting her business line and implementation of various service and geographic expansion initiatives.

				Comparison to Peer
	2010	% Change	2009	Group in 2010
Base Salary	$603,773	3.8%	$581,819	N/A

Total Cash Compensation (base salary plus bonus)	$1,795,773	118.7%	$821,055	N/A

Long-Term Incentive	$2,000,000	17.6%	$1,700,000	N/A

Total Direct Compensation (base salary, bonus and long-term incentive grant)	$3,795,773	50.6%	$2,521,055	N/A

One Time Retention Restricted Stock Grant	$1,870,000	N/A	N/A	N/A

In January 2009, Ms. Joseph and the other managing committee members elected to reduce their respective base salaries by 5% as part of an effort to reduce corporate expense. On October 1, 2009, all of the managing committee members had their base salaries restored to their original 2009 annual rate. Ms. Joseph’s base salary was unchanged in 2010. Ms. Joseph’s base salary is among the highest in comparison to other executives in charge of payment systems businesses within the peer group, but the Committee does not believe that these positions within the peer group are appropriate for benchmarking purposes, because Ms. Joseph’s responsibilities are larger in size, scope or importance to the company than corresponding positions within our peer group. In reviewing Ms. Joseph’s compensation, the Committee also reviews the compensation of executives leading comparable payment systems businesses at strong non-bank competitors.

Ms. Joseph’s total cash compensation increased 118.7% from 2009. This increase was primarily attributable to the significantly higher annual cash bonus she received in 2010. The bonus she received in 2010 was 158% of her target bonus, which was determined under the formula-based incentive plan as described above and after consideration of her individual performance. The incentive plan funding calculation for Ms. Joseph was based on the company’s EPS performance, which exceeded plan by 32.6%, and the aggregate funding levels for the business units comprising our Payment Systems business line, which exceeded target funding levels by 12.6% in the aggregate. For 2010, Ms. Joseph’s target bonus amount is 125% of her base salary.

The value of Ms. Joseph’s long-term incentive award made in 2011 as part of the 2010 compensation package was 17.6% higher than the prior year’s award. The Committee had not increased the amount of her long-term incentive award for the prior two years. Because of the unique nature of her business line in comparison to payments businesses within companies in our peer group, the Committee did not believe that it could properly benchmark her long-term incentive award against peer group information. The Committee believed that Ms. Joseph’s long-term equity award should be increased because of her excellent performance, her tenure in her position and the relative performance of the company compared to peer group companies. Ms. Joseph’s total compensation increased by 50.6% in 2010, primarily as a result of the higher annual cash incentive award, but also because of the increase in her long-term incentive award.

As discussed above, in February 2010 Ms. Joseph received a special one-time retention award of restricted stock with unique performance and vesting provisions. As described in detail above, this award was made in response to the economic and competitive conditions that existed at the time of grant and is not part of her regular compensation package.

U.S. Bancorp 2011 Proxy Statement 45

     Compensation Discussion and Analysis

Mr. Hartnack
Mr. Hartnack serves as our Vice Chairman and has responsibility for our consumer and small business banking operations. The Committee reviewed the CEO’s evaluation of Mr. Hartnack’s performance, which included strong leadership and results for our consumer and small business banking division; increased customer satisfaction; and successful efforts in increasing the company’s distribution of retail financial services.

				Comparison to Peer
	2010	% Change	2009	Group in 2010
Base Salary	$603,773	3.8%	$581,819	50th - 60th Percentile

Total Cash Compensation (base salary plus bonus)	$1,888,773	122.3%	$849,763	N/A

Long-Term Incentive	$1,800,000	12.5%	$1,600,000	N/A

Total Direct Compensation (base salary, bonus and long-term incentive grant)	$3,688,773	50.6%	$2,449,763	N/A

One Time Retention Restricted Stock Grant	$800,000	N/A	N/A	N/A

Mr. Hartnack’s total cash compensation increased 122.3% from 2009. This increase was primarily attributable to the significantly higher annual cash bonus he received in 2010. The bonus he received in 2010 was 152% of his target bonus, which was determined under the formula-based incentive plan as described above and after consideration of his individual performance. The incentive plan funding calculation for Mr. Hartnack was based on the company’s EPS performance, which exceeded plan by 32.6%, and the aggregate funding levels for the business units comprising our Consumer and Small Business banking business line, which exceeded target funding levels by 6.5% in the aggregate. For 2010, Mr. Hartnack’s target bonus amount is 140% of his base salary. In January 2009, Mr. Hartnack and the other managing committee members elected to reduce their respective base salaries by 5% as part of an effort to reduce corporate expense. On October 1, 2009, all of the managing committee members had their base salaries restored to their original 2009 annual rate. Mr. Hartnack’s base salary was unchanged in 2010.

The value of Mr. Hartnack’s long-term incentive award made in 2011 as part of the 2010 compensation package was 12.5% higher than the prior year’s award. The Committee had not increased the amount of his long-term incentive award for the prior three years. Although the Committee did not believe that it could properly benchmark his award against currently available peer group information, it believed that Mr. Hartnack’s long-term equity award should be increased because of his excellent performance, his tenure in his position and the relative performance of the company compared to peer group companies. Mr. Hartnack’s total compensation increased by 50.6% in 2010, primarily as a result of the higher annual cash incentive award, but also because of the increase in his annual long-term incentive award. The peer data available for executives in roles comparable to Mr. Hartnack’s did not provide the information necessary to determine a comparative ranking within the peer group for elements of compensation other than base salary.

As discussed above, in February 2010 Mr. Hartnack received a special one-time retention award of restricted stock with unique performance and vesting provisions. As described in detail above, this award was made in response to the economic and competitive conditions that existed at the time of grant and is not part of his regular compensation package.

46 U.S. Bancorp 2011 Proxy Statement

     Compensation Discussion and Analysis

Mr. Payne
Mr. Payne serves as our Vice Chairman and has responsibility for our corporate banking operations. The Committee reviewed the CEO’s evaluation of Mr. Payne’s performance, which included his leadership in the continuing development of our corporate banking division, including expansion in the capital markets business; his leadership in establishing the company’s municipal bond business; and his recent increased responsibility for our middle-market commercial banking operations.

				Comparison to Peer
	2010	% Change	2009	Group in 2010
Base Salary	$460,018	3.6%	$443,918	45th - 50th Percentile

Total Cash Compensation (base salary plus bonus)	$1,305,018	108.4%	$626,193	N/A

Long-Term Incentive	$2,000,000	25.0%	$1,600,000	N/A

Total Direct Compensation (base salary, bonus and long-term incentive grant)	$3,305,018	48.5%	$2,226,193	N/A

One Time Retention Restricted Stock Grant	$800,000	N/A	N/A	N/A

Mr. Payne’s total cash compensation increased 108.4% from 2009. This increase was primarily attributable to the significantly higher annual cash bonus he received in 2010. The bonus he received in 2010 was 147% of his target bonus, which was determined under the formula-based incentive plan as described above and after consideration of his individual performance. The incentive plan funding calculation for Mr. Payne was based on the company’s EPS performance, which exceeded plan by 32.6%, and the aggregate funding levels for the business units comprising our Corporate Banking business line, which exceeded target funding levels by 4.8% in the aggregate. For 2010, Mr. Payne’s target bonus amount is 125% of his base salary. In January 2009, Mr. Payne and the other managing committee members elected to reduce their respective base salaries by 5% as part of an effort to reduce corporate expense. On October 1, 2009, all of the managing committee members had their base salaries restored to their original 2009 annual rate. Mr. Payne’s base salary was unchanged in 2010.

The value of Mr. Payne’s long-term incentive award made in 2011 as part of the 2010 compensation package was 25% higher than the prior year’s award. The Committee had not increased the amount of his long-term incentive award for the prior two years, and during 2010 his role at the company was broadened to include responsibility for our middle-market commercial banking operations. Although the Committee did not believe that it could properly benchmark his award against currently available peer group information, it believed that Mr. Payne’s long-term equity award increase was also appropriate because of his excellent performance, his tenure in his position and the relative performance of the company compared to peer group companies. Mr. Payne’s total compensation increased by 48.5% in 2010, as a result of the higher annual cash incentive award and the increase in his annual long term incentive award.

As discussed above, in February 2010 Mr. Payne received a special one-time retention award of restricted stock with unique performance and vesting provisions. As described in detail above, this award was made in response to the economic and competitive conditions that existed at the time of grant and is not part of his regular compensation package.

U.S. Bancorp 2011 Proxy Statement 47

     Compensation Discussion and Analysis

Compensation Committee Report
The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2010 Annual Report on Form 10-K.

Compensation and Human Resources Committee of the Board of Directors of U.S. Bancorp

Jerry W. Levin, Chair Victoria Buyniski Gluckman Arthur D. Collins, Jr.	Richard G. Reiten Patrick T. Stokes

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by:

>	the individuals who served as our CEO or CFO during fiscal year 2010;

>	each of our three other most highly compensated executive officers in fiscal 2010 who were serving as executive officers at the end of fiscal year 2010; and

>	one additional individual for whom disclosure would have been provided but for the fact the individual retired on June 30, 2010, and was not serving as an executive officer at the end of fiscal year 2010.

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
			Stock		Option	Incentive Plan	Compensation	All Other
Name and		Salary	Awards		Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(5)	($)		($)
Richard K. Davis	2010	975,037	9,500,000	(6)	2,500,000	3,115,125	2,666,929	14,114	(7)	18,771,205
Chairman, President and	2009	915,491	2,500,000	(8)	2,500,000	677,588	1,583,391	35,376		8,211,846
Chief Executive Officer	2008	900,034	850,000	(9)	5,000,000	1,255,500	221,462	15,596		8,242,592

Andrew Cecere	2010	603,773	5,500,000	(6)	1,500,000	1,313,000	918,078	13,754	(10)	9,848,605
Vice Chairman and	2009	581,819	1,500,000	(8)	1,500,000	287,083	295,184	13,662		4,177,748
Chief Financial Officer	2008	564,397	440,000	(9)	3,000,000	525,000	—	14,097		4,543,494

Pamela A. Joseph	2010	603,773	2,720,000	(6)	850,000	1,192,000	1,070,276	28,988	(11)	6,465,037
Vice Chairman,	2009	581,819	850,000	(8)	850,000	239,236	515,667	23,550		3,060,272
Payment Services	2008	564,397	325,000	(9)	2,000,000	350,000	313,906	17,013		3,570,316

Richard C. Hartnack	2010	603,773	1,600,000	(6)	800,000	1,285,000	235,663	20,780	(12)	4,545,216
Vice Chairman,	2009	581,819	800,000	(8)	800,000	267,944	213,493	29,100		2,692,356
Consumer and Small	2008	564,397	360,000	(9)	1,600,000	490,000	165,636	25,975		3,206,008
Business Banking

Richard B. Payne, Jr.	2010	460,018	1,600,000	(6)	800,000	845,000	120,206	22,104	(13)	3,847,328
Vice Chairman,	2009	443,918	800,000	(8)	800,000	182,275	112,500	35,029		2,373,722
Wholesale Banking	2008	430,016	245,000	(9)	1,750,000	333,000	123,931	12,255		2,894,202

William L. Chenevich(14)	2010	308,797	2,125,000	(6)	1,125,000	499,531	337,329	17,014	(15)	4,412,671
Former Vice Chairman,	2009	554,486	1,125,000	(8)	1,125,000	227,844	—	32,517		3,064,847
Technology and	2008	537,521	300,000	(9)	2,500,000	416,500	228,895	26,108		4,009,024
Operations Services

48 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

(1)	Includes any amounts deferred at the direction of the executive officer pursuant to the U.S. Bank 401(k) Savings Plan and the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), as applicable.

(2)	The amounts in this column are calculated based on the number of restricted shares or units awarded and the fair market value of U.S. Bancorp common stock on the date the award was made in accordance with FASB ASC Topic 718. We made performance-based restricted stock unit awards to these officers in February 2011. The 2011 awards are discussed above in the “Compensation Discussion and Analysis” section of this proxy statement. In accordance with SEC rules, none of the 2011 awards are included in this column.

(3)	The amounts in this column are based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 18 to our consolidated financial statements in our 2010, 2009 and 2008 Annual Reports on Form 10-K. We made stock option awards to these officers in February 2011. Their 2011 awards are discussed above in the “Compensation Discussion and Analysis” section of this proxy statement. In accordance with SEC rules, none of the 2011 awards are included in this column.

(4)	Except for Ms. Joseph’s 2008 award and Mr. Payne’s 2008 and 2009 awards, which were granted under our broad-based, management level Annual Incentive Plan, the amounts in this column relate to awards granted under our EIP. The EIP and these awards are discussed above in the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the U.S. Bank Pension Plan and the U.S. Bancorp Non-Qualified Retirement Plan. The increase in value is primarily due to a decrease in the discount rate and the increase in the age of the officers and the officers’ years of service. All of the pension benefits for Messrs. Davis, Payne and Chenevich and Ms. Joseph are based on their respective highest five consecutive years’ average pay. Mr. Hartnack is eligible for a fixed amount of total retirement benefit, which is reduced by benefits he earned at his former employers, as further explained below under the heading “Pension Benefits — Supplemental Retirement Benefits.” For Mr. Cecere, the aggregate supplemental benefits are based on his final three consecutive years’ average pay, and his remaining pension benefits accrue using the cash balance formula of our pension plan as described below under the heading “Pension Benefits — Defined Benefit Pension Plans.” Pay includes both base pay and cash incentive awards earned in the applicable year.

The net present values of the pension benefits as of December 31, 2008, 2009 and 2010, used to calculate the net change in pension benefits were determined using the same assumptions used to determine our pension obligations and expense for financial statement purposes. See Note 17 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K for these specific assumptions. Additional information about our Pension Plan and Non-Qualified Retirement Plan is included below under the heading “Pension Benefits.” We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(6)	On February 16, 2010, we made two grants of performance-based restricted stock unit awards to these officers. One grant was the annual long-term incentive grant to these officers, and the other was a special one-time retention equity award to the officers. The 2010 values in this table reflect the fair market value of each officer’s target payout on the grant date for the two awards. As discussed above under the heading “Compensation Discussion and Analysis — Components of Compensation — 2010 Special Retention Awards,” none of the special one-time retention equity awards will vest unless the average of our annual ROE in 2010, 2011 and 2012 is at or above the 50th percentile of the average annual peer group ROE during this three-year period. Target payouts are the same as the maximum payouts for those awards and are as follows: (i) Mr. Davis, $7,000,000; (ii) Mr. Cecere, $4,000,000; (iii) Ms. Joseph, $1,870,000; (iv) Messrs. Hartnack and Payne, $800,000; and (v) Mr. Chenevich, $1,000,000. Due to Mr. Chenevich’s retirement, $933,332 of his retention equity award was cancelled, leaving his pro rata target as $66,668.

For each officer’s 2010 performance-based restricted stock units, each of these officers had the number of units subject to these awards increased to 141.9% of their respective target amounts based on our actual 2010 performance compared to the targets set in the award agreements. The fair market value of the target and maximum potential payout amounts, the number of units awarded, and the number of units received after the performance adjustment for the 2010 performance-based restricted stock units are as follows:

			Target	Final Number of Units
			Number of	After Performance
Name	Target ($)	Maximum ($)	Units (#)	Adjustment (#)
Mr. Davis	$2,500,000	$3,750,000	104,777	148,677

Mr. Cecere	$1,500,000	$2,250,000	62,866	89,206

Ms. Joseph	$850,000	$1,275,000	35,624	50,548

Mr. Hartnack	$800,000	$1,200,000	33,528	47,576

Mr. Payne	$800,000	$1,200,000	33,528	47,576

Mr. Chenevich	$1,125,000	$1,687,500	47,150	66,904

U.S. Bancorp 2011 Proxy Statement 49

     Executive Compensation

(7)	Includes parking reimbursement of $3,180; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,800; and home security system costs of $1,134.

(8)	We made performance-based restricted stock unit awards to these officers on March 2, 2009, but Messrs. Davis and Cecere declined to accept those awards. On October 22, 2009, the Compensation and Human Resources Committee replaced the awards that those officers declined to accept. The 2009 values in this table reflect the fair market value of each officer’s target payout on the respective grant date. Each of these officers had the number of units subject to these awards reduced to 87.5% of their respective target amounts based on our actual 2009 performance compared to the targets set in the award agreements. The fair market value of the target and maximum potential payout amounts and the number of units awarded and received after the performance adjustment for the 2009 performance-based restricted stock units are as follows:

			Target	Final Number of Units
			Number of	After Performance
Name	Target ($)	Maximum ($)	Units (#)	Adjustment (#)
Mr. Davis	$2,500,000	$3,750,000	98,619	86,291

Mr. Cecere	$1,500,000	$2,250,000	59,172	51,775

Ms. Joseph	$850,000	$1,275,000	64,885	56,774

Mr. Hartnack	$800,000	$1,200,000	61,069	53,435

Mr. Payne	$800,000	$1,200,000	61,069	53,435

Mr. Chenevich	$1,125,000	$1,687,500	85,878	75,143

(9)	On January 16, 2008, we granted restricted stock and restricted stock units to these officers. The 2008 values in the table were calculated based on the number of restricted shares or units awarded and the fair market value of U.S. Bancorp common stock on the grant date.

(10)	Includes parking reimbursement of $3,180; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,800; and home security system costs of $774.

(11)	Includes a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,800; reimbursement of financial planning expenses of $15,220; executive physical of $3,461; a noncash award of $500; and a Medicare tax gross up of $7.

(12)	Includes parking reimbursement of $3,180; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,800; and reimbursement of financial planning expenses of $7,800.

(13)	Includes parking reimbursement of $3,180; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,800; reimbursement of financial planning expenses of $9,050; a noncash award of $50; and a tax gross up of $24.

(14)	Mr. Chenevich retired from his position as our Vice Chairman, Technology and Operations Services on June 30, 2010.

(15)	Includes parking reimbursement of $1,590; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,800; reimbursement of financial planning expenses of $1,760; executive physical of $3,057; and home security system costs of $807.

Grants of Plan-Based Awards
The following table summarizes the equity and non-equity plan-based awards granted in 2010 to the executive officers named in the Summary Compensation Table. This table does not include the equity awards granted in 2011, which are discussed above under the heading “Compensation Discussion and Analysis.” The first line of information for each executive contains information about the 2010 cash awards (paid in February 2011) that each executive was eligible to receive under our EIP, and the remaining information relates to performance-based restricted stock units and stock options granted in 2010 under our 2007 Stock Plan.

50 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

Grants of Plan-Based Awards for Fiscal 2010

									All Other
									Option
			Date of	Estimated Future					Awards:		Grant Date
			Compensation	Payouts Under Non-					Number of	Exercise or	Fair Value of
			Committee	Equity Incentive Plan		Estimated Future Payouts Under			Securities	Base Price	Stock and
			Meeting	Awards(1)		Equity Incentive Plan Awards			Underlying	of Option	Option
	Grant		at Which Grant	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date		Was Approved	($)	($)(2)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)
Richard K. Davis	—		—	2,193,750	6,634,000	—	—	—	—	—	—
	2/16/10	(4)	1/18/10	—	—	26,192	104,777	157,165	—	—	2,500,000
	2/16/10	(5)	1/18/10	—	—	—	293,378	—	—	—	7,000,000
	2/16/10	(6)	1/18/10	—	—	—	—	—	300,122	23.86	2,500,000

Andrew Cecere	—		—	905,625	6,634,000	—	—	—	—	—	—
	2/16/10	(4)	1/18/10	—	—	15,716	62,866	94,298	—	—	1,500,000
	2/16/10	(5)	1/18/10	—	—	—	167,644	—	—	—	4,000,000
	2/16/10	(6)	1/18/10	—	—	—	—	—	180,074	23.86	1,500,000

Pamela A. Joseph	—		—	754,687	6,634,000	—	—	—	—	—	—
	2/16/10	(4)	1/18/10	—	—	8,904	35,624	53,436	—	—	850,000
	2/16/10	(5)	1/18/10	—	—	—	78,373	—	—	—	1,870,000
	2/16/10	(6)	1/18/10	—	—	—	—	—	102,042	23.86	850,000

Richard C. Hartnack	—		—	845,250	6,634,000	—	—	—	—	—	—
	2/16/10	(4)	1/18/10	—	—	8,380	33,528	50,292	—	—	800,000
	2/16/10	(5)	1/18/10	—	—	—	33,528	—	—	—	800,000
	2/16/10	(6)	1/18/10	—	—	—	—	—	96,041	23.86	800,000

Richard B. Payne, Jr.	—		—	575,000	6,634,000	—	—	—	—	—	—
	2/16/10	(4)	1/18/10	—	—	8,380	33,528	50,292	—	—	800,000
	2/16/10	(5)	1/18/10	—	—	—	33,528	—	—	—	800,000
	2/16/10	(6)	1/18/10	—	—	—	—	—	96,041	23.86	800,000

William L. Chenevich	—		—	718,750	6,634,000	—	—	—	—	—	—
	2/16/10	(4)	1/18/10	—	—	11,786	47,150	70,724	—	—	1,125,000
	2/16/10	(5)	1/18/10	—	—	—	41,911	—	—	—	1,000,000
	2/16/10	(6)	1/18/10	—	—	—	—	—	135,054	23.86	1,125,000

(1)	These columns show the potential payments for each of these executive officers under our EIP in 2011, for 2010 performance. Mr. Chenevich retired on June 30, 2010, therefore his actual non-equity incentive target amount has been reduced pro rata to 50% of the target amount shown. Additional information regarding our EIP is included above in “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Incentives.” The actual bonus incentive amounts paid based on our performance are reported above in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Our EIP provides the opportunity for each participant in the plan to earn a bonus incentive amount equal to or less than 0.2% of our net income for the performance year. Our net income for the 2010 fiscal year was $3.317 billion, and 0.2% of net income was $6.634 million.

(3)	The fair value of the performance-based restricted stock units was calculated using the target number of units multiplied by the closing market price of a share of our common stock on the grant date. The Black-Scholes option pricing model was used to estimate the grant date fair value of the options in this column. Use of this model should not be construed as an endorsement of its accuracy. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations for the options granted on February 16, 2010, were: risk-free rate of return of 2.53%, dividend rate of 3.0%, volatility rate of 47.1%, quarterly reinvestment of dividends and an average term of 5.5 years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the stock options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

(4)	These performance-based restricted stock unit awards vest at 25% per year; with vesting dates of February 16, 2011, 2012, 2013 and 2014. The target number of award units was adjusted upward using a sliding scale based on (i) our 2010 return on equity result versus a predetermined target and (ii) our return on equity ranking in our peer group. The performance-based restricted stock unit awards pay an amount equal to the dividends paid on our shares of common stock. Based on our actual 2010 performance compared to the targets set in the award agreements for each officer’s 2010 performance restricted stock units, each of these officers had the number of units subject to these awards increased to 141.9% of their respective target amounts. Additional information regarding these performance-based restricted stock unit awards is included above in “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive

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     Executive Compensation

Awards” and the actual number of units received by each officer after this adjustment is included in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table below.

(5)	Except with respect to Mr. Chenevich’s award, 50% of these retention equity awards vest on the third anniversary of the grant date and 25% vest per year on each of the fourth and fifth anniversaries of the grant date, if the average of our annual ROE in 2010, 2011 and 2012 is at or above the 50th percentile of the average annual peer group ROE during this three-year period. Mr. Chenevich retired on June 30, 2010, and his target and maximum award amounts have been reduced to 2,794 units, that will vest on February 16, 2013, per his award agreement. The retention equity awards pay an amount equal to the dividends paid on our shares of common stock. Additional information regarding these retention equity awards is included above in “Compensation Discussion and Analysis — Components of Compensation — 2010 Special Retention Awards.”

(6)	These stock options were granted on February 16, 2010, and vest at 25% per year; with vesting dates of February 16, 2011, 2012, 2013 and 2014.

Outstanding Equity Awards
The following table shows the unexercised stock options and the unvested restricted stock and restricted stock units held at the end of fiscal year 2010 by the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards At 2010 Fiscal Year-End

	Option Awards						Stock Awards
												Equity
										Equity		Incentive Plan
										Incentive Plan		Awards:
										Awards:		Market or
									Market	Number of		Payout Value
	Number of		Number of				Number of		Value of	Unearned		of Unearned
	Securities		Securities				Shares or		Shares or	Shares, Units		Shares, Units
	Underlying		Underlying				Units of		Units of	or Other		or Other
	Unexercised		Unexercised		Option		Stock That		Stock That	Rights That		Rights That
	Options		Options		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(1)	(#)		($)(1)
Richard K. Davis	—		300,122	(2)	23.8600	2/16/2020	—		—	—		—
	76,406	(3)	229,219	(3)	25.3500	10/22/2019	—		—	—		—
	728,863	(4)	728,863	(4)	31.0400	1/16/2018	—		—	—		—
	689,338	(5)	229,780	(5)	35.7600	1/17/2017	—		—	—		—
	548,297		—		30.0000	1/17/2016	—		—	—		—
	519,010		—		30.4000	1/18/2015	—		—	—		—
	286,900		—		28.5000	1/20/2014	—		—	—		—
	235,591		—		21.4938	12/17/2012	—		—	—		—
	—		—		—	—	148,677	(6)	4,009,819	—		—
	—		—		—	—	—		—	293,378	(7)	7,912,405
	—		—		—	—	64,719	(8)	1,745,471	—		—
	—		—		—	—	27,384	(9)	738,546	—		—

Andrew Cecere	—		180,074	(2)	23.8600	2/16/2020	—		—	—		—
	45,843	(3)	137,531	(3)	25.3500	10/22/2019	—		—	—		—
	437,318	(4)	437,318	(4)	31.0400	1/16/2018	—		—	—		—
	241,268	(5)	80,423	(5)	35.7600	1/17/2017	—		—	—		—
	250,650		—		30.0000	1/17/2016	—		—	—		—
	237,262		—		30.4000	1/18/2015	—		—	—		—
	124,300		—		28.5000	1/20/2014	—		—	—		—
	156,054		—		21.4938	12/17/2012	—		—	—		—
	86,462		—		19.1001	12/18/2011	—		—	—		—
	—		—		—	—	89,206	(6)	2,405,886	—		—
	—		—		—	—	—		—	167,644	(7)	4,521,359
	—		—		—	—	38,832	(8)	1,047,299	—		—
	—		—		—	—	14,175	(9)	382,300	—		—

52 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

	Option Awards						Stock Awards
												Equity
										Equity		Incentive Plan
										Incentive Plan		Awards:
										Awards:		Market or
									Market	Number of		Payout Value
	Number of		Number of				Number of		Value of	Unearned		of Unearned
	Securities		Securities				Shares or		Shares or	Shares, Units		Shares, Units
	Underlying		Underlying				Units of		Units of	or Other		or Other
	Unexercised		Unexercised		Option		Stock That		Stock That	Rights That		Rights That
	Options		Options		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(1)	(#)		($)(1)
Pamela A. Joseph	—		102,042	(2)	23.8600	2/16/2020	—		—	—		—
	58,540	(10)	175,620	(10)	13.1000	3/2/2019	—		—	—		—
	291,545	(4)	291,545	(4)	31.0400	1/16/2018	—		—	—		—
	206,801	(5)	68,934	(5)	35.7600	1/17/2017	—		—	—		—
	219,319		—		30.0000	1/17/2016	—		—	—		—
	207,604		—		30.4000	1/18/2015	—		—	—		—
	38,479		—		28.5000	1/20/2014	—		—	—		—
	106,700		—		21.9309	7/24/2011	—		—	—		—
	—		—		—	—	50,548	(6)	1,363,280	—		—
	—		—		—	—	—		—	78,373	(7)	2,113,720
	—		—		—	—	42,581	(8)	1,148,410	—		—
	—		—		—	—	10,470	(9)	282,376	—		—

Richard C. Hartnack	—		96,041	(2)	23.8600	2/16/2020	—		—	—		—
	55,096	(10)	165,290	(10)	13.1000	3/2/2019	—		—	—		—
	233,236	(4)	233,236	(4)	31.0400	1/16/2018	—		—	—		—
	206,801	(5)	68,934	(5)	35.7600	1/17/2017	—		—	—		—
	219,319		—		30.0000	1/17/2016	—		—	—		—
	265,457		—		28.5500	4/5/2015	—		—	—		—
	—		—		—	—	47,576	(6)	1,283,125	—		—
	—		—		—	—	—		—	33,528	(7)	904,250
	—		—		—	—	40,077	(8)	1,080,877	—		—
	—		—		—	—	11,598	(9)	312,798	—		—

Richard B. Payne, Jr.	—		96,041	(2)	23.8600	2/16/2020	—		—	—		—
	55,096	(10)	165,290	(10)	13.1000	3/2/2019	—		—	—		—
	255,102	(4)	255,102	(4)	31.0400	1/16/2018	—		—	—		—
	220,588	(5)	73,530	(5)	35.7600	1/17/2017	—		—	—		—
	118,194		—		31.8100	7/24/2016	—		—	—		—
	—		—		—	—	47,576	(6)	1,283,125	—		—
	—		—		—	—	—		—	33,528	(7)	904,250
	—		—		—	—	40,077	(8)	1,080,877	—		—
	—		—		—	—	7,893	(9)	212,874	—		—

William L. Chenevich	—		135,054	(2)	23.8600	2/16/2020	—		—	—		—
	77,479	(10)	232,438	(10)	13.1000	3/2/2019	—		—	—		—
	364,431	(4)	364,432	(4)	31.0400	1/16/2018	—		—	—		—
	310,202	(5)	103,401	(5)	35.7600	1/17/2017	—		—	—		—
	352,477		—		30.0000	1/17/2016	—		—	—		—
	333,650		—		30.4000	1/18/2015	—		—	—		—
	167,800		—		28.5000	1/20/2014	—		—	—		—
	—		—		—	—	66,904	(6)	1,804,401	—		—
	—		—		—	—	—		—	2,794	(7)	75,354
	—		—		—	—	56,358	(8)	1,519,975	—		—
	—		—		—	—	9,665	(9)	260,665	—		—

(1)	The amounts in these columns are calculated using a per share value of $26.97, the closing market price of a share of our common stock on December 31, 2010, the last business day of the year.

(2)	These non-qualified stock options vest at the rate of 25% per year, with vesting dates of February 16, 2011, 2012, 2013 and 2014.

(3)	These non-qualified stock options vest at the rate of 25% per year; 25% vested on October 22, 2010, with remaining vesting to occur on October 22, 2011, 2012 and 2013.

(4)	These non-qualified stock options vest at the rate of 25% per year; 25% vested on each of January 16, 2009 and 2010, with remaining vesting to occur on January 16, 2011 and 2012.

(5)	These non-qualified stock options vest at the rate of 25% per year; 25% vested on each of January 17, 2008, 2009 and 2010, with remaining vesting to occur on January 17, 2011.

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     Executive Compensation

(6)	These performance-based restricted stock units, the number of which was determined based on our actual 2010 performance compared to the targets set in the applicable award agreements, will vest at the rate of 25% per year; with vesting dates of February 16, 2011, 2012, 2013 and 2014.

(7)	As discussed above under the heading “Compensation Discussion and Analysis — Components of Compensation — 2010 Special Retention Awards,” if the average of our annual ROE in 2010, 2011 and 2012 is at or above the 50th percentile of the average annual peer group ROE during this three-year period, these retention performance-based restricted stock units will vest at the rate of 50% on the third anniversary of the grant date and 25% on each of the fourth and fifth anniversaries of the grant date, with vesting dates of February 16, 2013, 2014 and 2015.

(8)	These performance-based restricted stock units, the number of which was determined based on our actual 2009 performance compared to the targets set in the applicable award agreements, will vest at the rate of 25% per year; 25% vested on March 2, 2010, with remaining vesting to occur on March 2, 2011, 2012 and 2013.

(9)	This restricted stock will vest fully on January 16, 2011, the third anniversary of the grant date.

(10)	These non-qualified stock options vest at the rate of 25% per year; 25% vested on March 2, 2010, with remaining vesting to occur on March 2, 2011, 2012 and 2013.

Option Exercises and Stock Vested
The following table summarizes information with respect to stock option awards exercised and restricted stock and restricted stock unit awards vested during fiscal 2010 for each of the executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested for Fiscal 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Richard K. Davis	614,148	2,677,509	21,572	533,691

Andrew Cecere	171,156	220,808	12,943	320,210

Pamela A. Joseph	—	—	14,193	351,135

Richard C. Hartnack	—	—	13,358	330,477

Richard B. Payne, Jr.	—	—	25,933	633,786

William L. Chenevich	—	—	18,785	464,741

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Value determined by multiplying the number of vested shares or units by the closing market price of a share of our common stock on the vesting date.

Pension Benefits
Defined Benefit Pension Plans
The U.S. Bank Pension Plan was created through the merger of the former U.S. Bancorp’s career average pay defined benefit plan, known as the “U.S. Bancorp Cash Balance Pension Plan,” and the former Firstar Corporation’s non-contributory defined benefit plan, which was primarily a final average pay plan. Under the U.S. Bank Pension Plan, benefits are calculated using a final average pay formula, based upon the employee’s years of service and average salary during the five consecutive years of service in which compensation was the highest during the ten years prior to retirement, with a normal retirement age of 65. Effective January 1, 2010, the company established a new cash balance formula for certain current and all future eligible employees. Participants will receive annual pay credits based on eligible pay multiplied by a percentage determined by their age and years of service. Participants will also receive an annual interest credit. Participants in the pension plan that elected to receive pension benefits using the cash balance formula had their existing benefits in the pension plan frozen and will earn future benefits under the cash balance formula. Substantially all employees are eligible to receive benefits under the U.S. Bank Pension Plan. Participation requires one year of service with U.S. Bancorp or its affiliates, and vesting of benefits under the final average pay formula requires five years of service, or three years of service for the post-2009 cash

54 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

balance formula. Mr. Cecere was the only officer named in the Summary Compensation Table in this proxy statement that elected to receive pension benefits using the cash balance formula.

Although no new benefits are accrued under the former U.S. Bancorp Cash Balance Pension Plan and Firstar Corporation’s plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree’s total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service) may increase the amount of those benefits.

Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. We also maintain a non-contributory, non-qualified retirement plan that pays the excess pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect. This non-qualified plan also provides additional supplemental benefits for certain of our executive officers.

Messrs. Davis and Chenevich earned benefits under the former Firstar Corporation’s plan that will be included in their ultimate retirement benefits. Mr. Cecere earned benefits under the former U.S. Bancorp Cash Balance Pension Plan that will be included in his ultimate retirement benefits. Ms. Joseph, Mr. Hartnack and Mr. Payne became employees in 2001, 2005 and 2006, respectively, and did not earn benefits under either of these prior plans.

Supplemental Retirement Benefits
Certain of our executive officers, including all of the officers named in the Summary Compensation Table in this proxy statement except for Mr. Payne, are eligible for a supplemental benefit that augments benefits earned under the U.S. Bank Pension Plan and the non-qualified excess benefits discussed above. Except for Mr. Hartnack, the supplemental benefit ensures that eligible executives receive a total retirement benefit equal to a fixed percentage of the executive’s final average compensation. For purposes of this supplemental benefit, final average compensation includes annual base salary, annual bonuses and other compensation awards as determined by the Compensation and Human Resources Committee. As discussed below, Mr. Hartnack’s supplemental benefit is a fixed annual amount.

Eligibility for these supplemental benefits is determined by the Compensation and Human Resources Committee based on individual performance and level of responsibility. Vesting of the supplemental benefit is generally subject to certain conditions, including that an executive officer provide a certain number of years of service determined by the Compensation and Human Resources Committee. Mr. Davis is eligible for an amount of total retirement benefits at age 62 equal to 60% of the average compensation during his five consecutive years of service in which he is most highly compensated, and he is fully vested in these benefits. Mr. Cecere is eligible for an amount of total retirement benefits at age 65 equal to 55% of the average compensation during his final three years of service, reduced by his estimated retirement benefits from Social Security. Mr. Cecere is fully vested in a portion of his supplemental benefit, with his vested portion increasing on a pro rata basis up to age 60. Mr. Chenevich is retired and receiving total retirement benefits equal to 55% of the average compensation during his five consecutive years of service in which he was most highly compensated. Ms. Joseph is eligible for an amount of total retirement benefits at age 62 equal to 55% of the average compensation during her five consecutive years of service in which she is most highly compensated. She will become vested in the supplemental benefit at age 56. Mr. Hartnack is eligible for an amount of total retirement benefits at age 65 of $500,000 per year, reduced by benefits he earned at his former employers, Union Bank of California and First Chicago Corporation, which are estimated to provide benefits of approximately $400,000 per year. Mr. Hartnack is fully vested in his supplemental benefit.

For Messrs. Davis, Chenevich and Hartnack and Ms. Joseph, the standard form of payment of the supplemental benefit is a ten-year certain, single life annuity. For a portion of Mr. Cecere’s benefit, the standard form is either a lump sum or a joint and survivor annuity, depending on the size of the award, and for the remaining portion of the benefit, the standard form is a joint and survivor annuity. Alternatively, each of Messrs. Davis, Cecere, Chenevich and Hartnack and Ms. Joseph have the option of electing to receive (i) a lump sum distribution of their supplemental retirement benefits or (ii) various forms of joint and survivor annuity benefits. These elections must be made 12 months prior to the applicable officer’s retirement date. The amount of the lump sum distribution equals the actuarial equivalent of the annuity form of payment and is calculated using the same actuarial assumptions for

U.S. Bancorp 2011 Proxy Statement 55

     Executive Compensation

our pension plan obligations discussed in Note 17 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K. To the extent any lump sum election is made after December 31, 2010, the ultimate payment of the benefit will be delayed for five years from the executive’s retirement date. The means of calculating the various joint and survivor annuity benefits are described in the pension plan. Mr. Chenevich is receiving his supplemental benefit in the form of a 50% joint and survivor annuity.

Pension Benefits Table
The following table summarizes information with respect to each plan that provides for payments or other benefits at, following, or in connection with the retirement of any of the executive officers named in the Summary Compensation Table.

		Number of	Present Value
		Years	of		Payments
		Credited	Accumulated		During Last
		Service	Benefits		Fiscal Year
Name	Plan Name	(#)	($)(1)(2)		($)
Richard K. Davis
	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	17	8,029,237		—
	Excess Benefit	17	1,715,638		—
	U.S. Bank Pension Plan	17	286,003		—

	Total		10,030,878	(3)	—

Andrew Cecere
	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	25	991,629		—
	Excess Benefit	25	905,180		—
	U.S. Bank Pension Plan	25	259,302		—

	Total		2,156,111	(4)	—

Pamela A. Joseph
	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	17	2,190,543		—
	Excess Benefit	17	458,849		—
	U.S. Bank Pension Plan	17	139,721		—

	Total		2,789,113	(5)	—

Richard C. Hartnack
	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	6	514,360		—
	Excess Benefit	6	479,188		—
	U.S. Bank Pension Plan	6	194,231		—

	Total		1,187,779	(6)	—

56 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

		Number of	Present Value
		Years	of		Payments
		Credited	Accumulated		During Last
		Service	Benefits		Fiscal Year
Name	Plan Name	(#)	($)(1)(2)		($)
Richard B. Payne, Jr.
	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	N/A	N/A		—
	Excess Benefit	5	251,200		—
	U.S. Bank Pension Plan	5	136,420		—

	Total		387,620	(6)(7)	—

William L. Chenevich
	U.S. Bancorp Non-Qualified Retirement Plan:
	Supplemental Benefits	12	3,471,781		174,374
	Excess Benefit	12	1,210,400		60,793
	U.S. Bank Pension Plan	12	397,670		17,174

	Total		5,079,851	(8)	252,341

(1)	The measurement date and material actuarial assumptions applied in quantifying the present value of the current accrued benefits are discussed in Note 17 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K. These assumptions include the use of a 5.4% discount rate for the supplemental and excess plans, a 5.7% discount rate for the qualified pension plan and the RP 2000 mortality table projected to 2010. The average pay used for the benefit calculations was historical pay through the measurement date (December 31, 2010).

The amounts in this column were calculated based on the earliest age at which the applicable officer is entitled to receive unreduced retirement benefits and ignore any vesting requirements. The earliest age of unreduced retirement benefits is 62 for Mr. Davis and Ms. Joseph and 65 for Messrs. Cecere, Hartnack, Payne and Chenevich.

(2)	In the event of the death of one of the officers in this table, a pre-established percentage of the officer’s pension benefits will be paid to the officer’s beneficiary. The actual percentage paid to the beneficiary is dependent on the form of payment of benefits elected by the officer. The default percentage is 50% to the officer’s spouse. Except with respect to Mr. Chenevich, who is already retired, an additional lump sum death benefit may be payable based on certain actuarial calculations. Except with respect to Ms. Joseph, the present value of the payments to an officer’s beneficiary would not exceed the total present value of accumulated benefits shown in this column. The amounts payable upon the death of Ms. Joseph are discussed below under the heading “Potential Payments Upon Termination or Change-in-Control — Employment Agreement with Pamela A. Joseph.”

(3)	As a result of retirement plan amendments effective December 31, 2008, required by regulatory changes governing deferred compensation, the dates the officers are eligible to begin receiving benefits changed for some of the officers. Mr. Davis is eligible to begin receiving a significant portion of his vested pension benefit payments upon retirement and reaching age 55. The remainder of his benefits are payable upon the later of age 62 or retirement. The portion of his benefits starting at retirement and age 55 are reduced by an early retirement benefit formula specified in the applicable plan for each year prior to him reaching age 62. The early retirement benefit formula reduces the annual pension benefit amount payable to Mr. Davis due to the longer benefit payment period related to the earlier commencement of benefits. Assuming that Mr. Davis had retired at the end of 2010 and his benefit payments commenced upon reaching age 55, the present value of his total accumulated pension benefits calculated under the early retirement benefit formula would be approximately $705,931 greater than the total present value of accumulated benefit amount disclosed for him in this table.

(4)	As a result of the retirement plan amendments discussed in footnote (3), Mr. Cecere is eligible to begin receiving a significant portion of his vested supplemental benefits under the U.S. Bancorp Non-Qualified Retirement Plan upon retirement at any age. The remainder of his benefits under that plan are payable upon the later of his reaching age 62 or retirement. If any of the vested benefits are paid before Mr. Cecere reaches age 65, the benefits are reduced by certain early retirement benefit formulas specified in the applicable plan for each year prior to Mr. Cecere reaching age 65. These early retirement benefit formulas reduce the annual pension benefit amount payable to Mr. Cecere due to the longer benefit payment period related to the earlier commencement of benefits. The early retirement reduction formulas are slightly more favorable than a standard actuarial factor. As a result, any portion of the benefit disclosed above that is paid out at the earlier date would be slightly larger than the amounts shown above.

(5)	Includes supplemental benefit amounts which Ms. Joseph may not be entitled to receive because those amounts are not vested. Ms. Joseph is not eligible to begin receiving her vested supplemental or excess benefits before she reaches age 62. Early retirement would not increase the amounts disclosed for her in the table.

(6)	Messrs. Hartnack and Payne are currently vested in 100% of their pension benefits.

(7)	Mr. Payne is not eligible to begin receiving his vested excess benefits before he reaches age 62. Early retirement would not increase the amounts disclosed for him in the table.

(8)	Mr. Chenevich retired June 30, 2010, and was vested in 100% of his pension benefits.

U.S. Bancorp 2011 Proxy Statement 57

     Executive Compensation

Nonqualified Deferred Compensation
Under the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), members of our senior management, including all of our executive officers, may choose to defer all or a part of their cash compensation. The minimum amount that can be deferred in any calendar year is $1,000. Cash compensation that is deferred is deemed to be invested in any of the following investment alternatives selected by the participant:

>	shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

>	one of several mutual funds.

Shown below are the rates of return for 2010 for each of the investment options (also known as measurement funds) available under the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement):

Fund Name	FY 2010 Returns
Nuveen (formerly known as First American) Funds:
Short Term Bond Fund	3.48%

Intermediate Government Bond Fund	5.46%

Core Bond Fund	7.96%

Strategy Balanced Allocation Fund	12.21%

Mid Cap Growth Opportunities Fund	27.91%

Mid Cap Value Fund	20.71%

Equity Index Fund	14.69%

Large Cap Value Fund	11.40%

Large Cap Growth Opportunities Fund	22.46%

Small Cap Value Fund	28.32%

Small Cap Growth Opportunities Fund	31.36%

Prime Obligations Fund	0.00%

U.S. Bancorp Common Stock	20.70%

Amounts deferred under the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement) are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of these hypothetical investment options selected by the plan participant. Plan participants are allowed to change their investment elections at any time, but the changes are only effective at the beginning of the following calendar quarter. The measurement funds are merely measuring tools to determine the amount by which account balances will be debited or credited to reflect deemed investment returns on deferred compensation.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the executive officer until his or her retirement or earlier termination of employment. At that time, the participant will receive, depending upon the investment alternative selected by the executive officer, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock, or in up to 20 annual cash installments. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

Prior to the establishment of the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), members of our senior management could defer compensation into a prior U.S. Bancorp deferred compensation

58 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

plan. The provisions of our 2005 plan are substantially similar to those under our prior plan, with the primary differences being the inclusion of provisions in our 2005 plan that are required to comply with the American Jobs Creation Act, including restrictions that apply to distributions. In addition, under our prior plan, a participant could defer the profit amount associated with U.S. Bancorp stock options or other equity awards. Mr. Davis has deferred amounts under our prior plan.

The following table summarizes information with respect to the participation of the executive officers named in the Summary Compensation Table in any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)(1)	($)	($)
Richard K. Davis	—	—	298,981	—	1,737,571	(2)

Andrew Cecere	—	—	—	—	—

Pamela A. Joseph	—	—	—	—	—

Richard C. Hartnack	—	—	—	—	—

Richard B. Payne, Jr.	—	—	—	—	—

William L. Chenevich	—	—	—	—	—

(1)	The amount reported in this column represents the change during the last fiscal year in the value of the underlying mutual fund or U.S. Bancorp stock fund in which the executive officer’s deferred amounts were deemed to be invested and any increases in the deferred amounts due to dividends payable upon those funds.

(2)	Of this amount, $776,000 represents deferrals of cash compensation from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years. The remaining balance represents the cumulative earnings on the original deferred amounts.

Potential Payments Upon Termination or Change-in-Control
Payments Made Upon Termination
Except as discussed below under “Potential Payments Upon Change-in-Control” and “Employment Agreement with Pamela A. Joseph,” if the employment of any of Messrs. Davis, Cecere, Hartnack or Payne or Ms. Joseph is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid to him or her, other than what the officer has accrued and is vested in under the benefit plans discussed above in this proxy statement, including under the heading “Pension Benefits.” Except with respect to Ms. Joseph or in connection with a change-in-control of U.S. Bancorp, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or shares of restricted stock.

Payments Made Upon Disability
Under the terms of the U.S. Bancorp Non-Qualified Retirement Plan, Messrs. Davis, Cecere and Hartnack, Ms. Joseph and all of our executive officers with a non-qualified supplemental pension benefit are eligible for a disability benefit that is equal to 60% of their current annual compensation. The definition of disability is similar to that used for the disability plan covering all employees. The definition of annual compensation is the same definition as is used to calculate supplemental pension benefits under this plan, without using a five-year average. Mr. Payne is eligible for a disability benefit under the terms of the U.S. Bank Long-Term Disability Insurance Plan insured by Standard Insurance Company that is equal to 60% of his annual compensation up to $400,000. The definition of disability is generally that a participant is unable to perform material duties of his or her own occupation, and suffers a loss of at least 20% in predisability earnings. The definition of annual compensation is actual cash compensation for a one-year period ending September 30. The disability benefit for any of the officers would be reduced by any benefits payable under the U.S. Bank Pension Plan, Social Security or worker’s compensation and, in the case of Ms. Joseph, by benefits payable under her employment agreement. The payments continue until the participant dies, ceases to have a disability or reaches normal retirement age, or for Mr. Payne, when he reaches age 70.

U.S. Bancorp 2011 Proxy Statement 59

     Executive Compensation

If the employment of any of our officers who have received equity compensation awards, including Messrs. Davis, Cecere, Hartnack or Payne, is terminated due to disability, the terms of our standard stock option and restricted stock agreements provide that the vesting and other terms of the stock options and restricted stock will continue as if the termination of employment did not occur. No financial information for the event of disability is set forth below in the Potential Payments Upon Disability, Death, Involuntary Termination, or Termination After a Change-in-Control table for the stock options and restricted stock held by Messrs. Davis, Cecere, Hartnack or Payne, as there is no immediate financial impact upon the occurrence of any of these events. The payments to which Ms. Joseph would be entitled if her employment were terminated due to disability are discussed below under “Employment Agreement with Pamela A. Joseph.”

Payments Made Upon Death
In the event of the death of any of Messrs. Davis, Cecere, Hartnack or Payne or Ms. Joseph, the benefits discussed above under the heading “Payments Made Upon Termination” would be payable. Additionally, our standard stock option, restricted stock unit and restricted stock agreements contain terms that provide for the acceleration of any unvested stock options, restricted stock units or shares of restricted stock upon the death of the officer. The stock option agreements generally provide that the administrator of the officer’s estate has a three-year period after death during which to exercise the options. Ms. Joseph’s estate is entitled to certain additional payments upon her death as discussed below under “Employment Agreement with Pamela A. Joseph.”

Potential Payments Upon Change-in-Control
We have entered into change-in-control agreements with Messrs. Davis, Cecere, Hartnack and Payne. The change-in-control agreements provide that if within 24 months after a change-in-control of U.S. Bancorp the officer’s employment is terminated either by U.S. Bancorp (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the officer’s highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements. In the event of a termination following a change-in-control, the officer would also be entitled to the benefits listed above under the heading “Payments Made Upon Termination.” In addition, these officers are entitled to a tax gross up in respect of excise taxes imposed on change-in-control payments or benefits under Section 4999 of the Code.

Our standard stock option, restricted stock unit and restricted stock agreements contain terms that provide for acceleration of the vesting of any unvested stock options, restricted stock units or shares of restricted stock if an officer is terminated within 12 months after a change-in-control of U.S. Bancorp other than for cause. The accelerated options may be exercised at any time during the 12 months following the officer’s termination.

Employment Agreement with Pamela A. Joseph
In connection with our acquisition of Elavon, Inc. (formerly known as Nova Information Systems, Inc.), we entered into an employment agreement with Ms. Joseph on May 7, 2001. The agreement had a two-year term and automatically renews for successive one-year terms unless either party gives written notice of termination at least 180 days prior to the expiration of the then-current term. The employment agreement provides for base salary and annual bonus compensation opportunities, medical, life and disability insurance for Ms. Joseph and other employee benefits on the same basis afforded to our similarly situated employees. Upon the occurrence of a change-in-control of U.S. Bancorp, all of Ms. Joseph’s unvested non-qualified retirement benefits, supplemental retirement benefits, stock options, restricted stock and similar rights will immediately vest. In addition, Ms. Joseph is entitled to a tax gross up in respect of excise taxes imposed on change-in-control payments or benefits under Section 4999 of the Code.

60 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

Upon a termination of Ms. Joseph’s employment at any time for any reason (including death or disability, and other than a termination by us for “cause,” a termination by Ms. Joseph without “good reason,” or a termination due to expiration of the employment term), Ms. Joseph is entitled to:

>	a payment equal to two times her annual base salary (“Base Salary Severance”);

>	a pro-rata portion of her annual bonus in respect of the calendar year in which the termination occurs;

>	accelerated vesting of unvested supplemental retirement benefits, stock options, restricted stock and similar rights; and

>	medical, life and disability insurance coverage for two years (or until such earlier time as Ms. Joseph shall become an employee of another company providing such benefits).

In addition, Ms. Joseph is entitled to the payments and benefits described in the foregoing bullets, other than the pro-rata bonus (i) following a change-in-control of U.S. Bancorp, (ii) upon a termination of employment by Ms. Joseph without “good reason” or (iii) due to the expiration of the employment term. In the event we become obligated to pay Base Salary Severance, Ms. Joseph will be prohibited from competing with us in specified ways during the two-year period following termination of her employment. In the event that Ms. Joseph experiences a termination of employment that does not give rise to Base Salary Severance, we have the option to pay Ms. Joseph her annual base salary for one year or two years or not at all and to prohibit Ms. Joseph from competing against us in specified ways for a period equal to the period of base salary continuation.

Pension Benefits
No information regarding pension amounts payable to Messrs. Davis, Cecere, Hartnack, Payne or Chenevich is shown below in the Potential Payments Upon Disability, Death, Involuntary Termination, or Termination After a Change-in-Control table. Applicable pension amounts payable to these executive officers are discussed above under the heading “Pension Benefits.” Ms. Joseph would receive acceleration of the vesting of her Supplemental Pension Benefits if her employment is terminated under the circumstances further discussed above under “Employment Agreement with Pamela A. Joseph.” The amounts reflected below are her entire benefits that would be payable if the termination of her employment occurred on December 31, 2010.

The table below shows potential payments to the executive officers named in the Summary Compensation Table upon disability, death, involuntary termination or termination upon a change-in-control of U.S. Bancorp. The amounts shown assume that termination was effective as of December 31, 2010, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2010. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

U.S. Bancorp 2011 Proxy Statement 61

     Executive Compensation

Potential Payments Upon Disability, Death, Involuntary Termination, or Termination After a Change-in-Control

						Payments
						Upon
						Involuntary or
						Good Reason
					Payments	Termination
		Annual			Upon	After a Change-
		Disability		Payments	Involuntary	In-Control
		Payments		Upon Death	Termination	Occurs
Name	Type of Payment	($)		($)	($)	($)
Richard K. Davis
	Base Pay	585,000		—	—	2,925,000
	Bonus	1,869,075		—	—	9,345,375
	Total Spread Value of Acceleration:
	Stock Options(1)	—		1,304,714	—	1,304,714
	Restricted Stock and Restricted Stock Units(2)	—		14,406,241	—	14,406,241
	Excise Tax Gross Up Payment(3)	—		—	—	8,423,852

	Total	2,454,075		15,710,955	—	36,405,182

Andrew Cecere
	Base Pay	362,250		—	—	1,811,250
	Bonus	787,800		—	—	3,939,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—		782,830	—	782,830
	Restricted Stock and Restricted Stock Units(2)	—		8,356,843	—	8,356,843
	Excise Tax Gross Up Payment(3)	—		—	—	4,864,700

	Total	1,150,050		9,139,673	—	19,754,623

Pamela A. Joseph
	Base Pay	—		1,207,500	1,207,500	1,207,500
	Bonus	—		—	—	—
	Total Spread Value of Acceleration:
	Stock Options(1)	—		2,753,200	2,753,200	2,753,200
	Restricted Stock and Restricted Stock Units(2)	—		4,907,785	4,907,785	4,907,785
	Supplemental Retirement Benefits	—		1,951,097	3,650,905	3,650,905
	Health and Welfare Benefits	—		—	20,468	20,468
	Excise Tax Gross Up Payment(3)	—		—	—	2,319,275

	Total	—	(4)	10,819,582	12,539,858	14,859,133	(5)

Richard C. Hartnack
	Base Pay	362,250		—	—	1,811,250
	Bonus	771,000		—	—	3,855,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—		2,591,260	—	2,591,260
	Restricted Stock and Restricted Stock Units(2)	—		3,581,050	—	3,581,050
	Excise Tax Gross Up Payment(3)	—		—	—	3,151,376

	Total	1,133,250		6,172,310	—	14,989,936

Richard B. Payne, Jr.
	Base Pay	240,000		—	—	1,380,000
	Bonus	—		—	—	2,535,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—		2,591,260	—	2,591,260
	Restricted Stock and Restricted Stock Units(2)	—		3,481,126	—	3,481,126
	Excise Tax Gross Up Payment(3)	—		—	—	2,555,139

	Total	240,000		6,072,386	—	12,542,525

William L. Chenevich(6)
	Base Pay	—		—	—	—
	Bonus	—		—	—	—
	Total Spread Value of Acceleration:
	Stock Options(1)	—		3,643,933	—	—
	Restricted Stock and Restricted Stock Units(2)	—		3,660,395	—	—
	Excise Tax Gross Up Payment(3)	—		—	—	—

	Total	—		7,304,328	—	—

62 U.S. Bancorp 2011 Proxy Statement

     Executive Compensation

(1)	Value computed for each stock option grant by multiplying (i) the difference between (a) $26.97, the closing market price of a share of our common stock on December 31, 2010, the last business day of the year, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant.

(2)	Value determined by multiplying the number of shares or units that vest by $26.97, the closing market price of a share of our common stock on December 31, 2010, the last business day of the year.

(3)	In the case of a change-in-control, the standard calculations as specified in regulations under Section 280(g) of the Code were applied to the various benefits the executive officers would receive in order to determine if any 280(g) excise taxes would be triggered and if so, what amount of 280(g) gross up payments would be required under the terms of the change-in-control agreements.

(4)	As discussed above under “Employment Agreement with Pamela A. Joseph,” a termination of Ms. Joseph due to disability would not entitle her to any annual payments, but she would be entitled to all of the payments described in the Payments Upon Involuntary Termination column of this table.

(5)	As discussed above under “Employment Agreement with Pamela A. Joseph,” Ms. Joseph is also entitled to the payments described in this column (i) following a change-in-control of U.S. Bancorp, (ii) upon a termination of employment by Ms. Joseph without “good reason” or (iii) due to the expiration of the employment term under her employment agreement.

(6)	Mr. Chenevich retired from his position as our Vice Chairman, Technology and Operations Services on June 30, 2010. Upon his retirement, Mr. Chenevich did not receive any of the payments that would be disclosed in this table. However, he remains eligible to receive the amounts described in the “Payments Upon Death” column and, accordingly, those amounts are disclosed in the table.

DIRECTOR COMPENSATION
Fees for 2010
For 2010, our non-employee directors received the following cash fees:

Annual retainer for service on the Board	$90,000

Additional annual retainer for Lead Director	$25,000

Additional annual retainer for Audit and Risk Management Committee chairs	$25,000

Additional annual retainer for other committee chairs	$15,000

Additional annual retainer for Audit Committee members	$7,500

In addition, for 2010, each non-employee director was granted restricted stock units with a grant date fair market value of $130,000. Based on our closing stock price on January 21, 2010, the date of grant, these directors were granted 5,171 restricted stock units.

The restricted stock units were granted under our 2007 Stock Plan and were fully vested at the time of grant. Each director is entitled to receive additional restricted stock units having a fair market value equal to the amount of dividends he or she would have received had restricted stock been awarded instead of restricted stock units. The additional restricted stock units are fully vested when granted. The restricted stock units are distributable in an equivalent number of shares of our common stock when the director ceases to serve on the Board, except that all units are forfeited if the director’s service on the Board is terminated for cause.

The Compensation and Human Resources Committee retained Frederic W. Cook & Co., Inc., an executive compensation consulting firm, to provide expertise regarding competitive compensation practices, peer analysis and recommendations to the Compensation and Human Resources Committee for guidance with respect to director compensation in 2010. To determine actual director compensation for 2010, the Compensation and Human Resources Committee reviewed director compensation information for the group of nine diversified financial services and financial holding companies that was our peer group at the time that the 2010 director compensation was being determined. Our market capitalization was at approximately the 65th percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in compensation for our directors that was competitive with the director compensation provided by the peer group. It was estimated that our total average director compensation for 2010 would be at approximately the 75th percentile of the peer group.

U.S. Bancorp 2011 Proxy Statement 63

     Director Compensation

Director Stock Ownership Guidelines
The Compensation and Human Resources Committee has established stock ownership guidelines for each director of ownership of 10,000 shares of our common stock. New directors must satisfy this guideline within three years after joining the Board. All of the directors have sufficient holdings to meet or exceed the stock ownership requirements.

Deferred Compensation Plan Participation
Under the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) our non-employee directors may choose to defer all or a part of their cash fees. The minimum amount that can be deferred in any calendar year is $1,000. Cash fees that are deferred are deemed to be invested in any of the following investment alternatives selected by the participant:

>	shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

>	one of several mutual funds.

These investment alternatives are the same as those available under the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement). See “Executive Compensation — Nonqualified Deferred Compensation” above on page 58 for the rates of return for 2010 for each of these investment options (also known as measurement funds).

Amounts deferred under the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement) are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of these hypothetical investment options selected by the plan participant. Plan participants are allowed to change their investment elections at any time, but the changes are only effective at the beginning of the following calendar quarter. The measurement funds are merely measuring tools to determine the amount by which account balances will be debited or credited to reflect deemed investment returns on deferred compensation.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At that time, the director will receive, depending upon the investment alternative selected by the director, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

Prior to the establishment of the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), our non-employee directors could defer their cash fees into a prior U.S. Bancorp deferred compensation plan. The provisions of our 2005 plan are substantially similar to those under our prior plan, with the primary differences being the inclusion of provisions in our 2005 plan that are required to comply with the American Jobs Creation Act, including restrictions that apply to distributions. In addition, under our prior plan, a director could defer the profit amount associated with U.S. Bancorp stock options or other equity awards.

In 2010, directors could also choose to convert all or a part of their cash fees into restricted stock units under our 2007 Stock Plan. Directors who chose to convert their cash compensation into restricted stock units received restricted stock units with a grant date value equal to the amount of deferred cash fees based on our closing stock price on the date of grant. These restricted stock units are fully vested when granted. The terms governing distribution of these restricted stock units are the same as those granted to all directors as part of their annual retainer.

64 U.S. Bancorp 2011 Proxy Statement

     Director Compensation

Director Compensation
The following table shows the compensation of the individuals who served as members of our Board of Directors during any part of fiscal year 2010.

	Fees Earned or		Stock
	Paid in Cash		Awards	Total
Name(1)	($)		($)(2)	($)
Douglas M. Baker, Jr.	97,500	(3)	135,993	233,493

Y. Marc Belton	97,500		132,009	229,509

Victoria Buyniski Gluckman	90,000		137,289	227,289

Arthur D. Collins, Jr.	105,000	(4)	136,668	241,668

Joel W. Johnson	97,500	(3)	136,564	234,064

Olivia F. Kirtley	115,000	(3)	136,412	251,412

Jerry W. Levin	130,000		136,668	266,668

David B. O’Maley	90,000	(3)	137,143	227,143

O’dell M. Owens	112,500		135,975	248,475

Richard G. Reiten	97,500		135,975	233,475

Craig D. Schnuck	90,000	(3)	138,429	228,429

Patrick T. Stokes	115,000	(4)	136,668	251,668

(1)	Richard K. Davis, our Chairman, President and Chief Executive Officer, is not included in this table because he was an employee of U.S. Bancorp during 2010 and therefore received no compensation for his service as director. The compensation he received as an employee of U.S. Bancorp is shown above in the Summary Compensation Table.

(2)	The amounts in this column are calculated based on the fair market value of our common stock on the date the grant was made in accordance with FASB ASC Topic 718. In 2010, each director received a restricted stock unit grant of 5,171 units with a full grant value of approximately $130,000. In addition, the directors received units as dividend equivalents with full grant values as follows:

		Full
	Dividend	Grant
Name	Equivalents	Value

Mr. Baker	242	$6,001
Mr. Belton	81	$2,010
Ms. Buyniski Gluckman	294	$7,291
Mr. Collins	269	$6,669
Mr. Johnson	265	$6,572
Ms. Kirtley	259	$6,423
Mr. Levin	269	$6,669
Mr. O’Maley	288	$7,143
Dr. Owens	241	$5,976
Mr. Reiten	241	$5,976
Mr. Schnuck	340	$8,429
Mr. Stokes	269	$6,669

All of the restricted stock units granted to directors in 2010 were fully vested at the time of grant and are distributable in an equivalent number of shares of our common stock upon the director leaving service on the Board.

No stock options were granted to any of the directors in 2010. The directors held restricted stock units and options as of December 31, 2010, as follows:

	Restricted	Vested	Unvested
Name	Stock Units	Options	Options

Mr. Baker	32,472	—	—
Mr. Belton	11,420	—	—
Ms. Buyniski Gluckman	37,875	30,934	8,272
Mr. Collins	34,790	169,225	8,962
Mr. Johnson	35,191	160,382	8,789
Ms. Kirtley	34,660	28,226	8,789
Mr. Levin	34,790	167,866	8,962
Mr. O’Maley	38,039	150,100	8,272
Dr. Owens	31,289	46,975	2,758
Mr. Reiten	31,289	61,326	2,758
Mr. Schnuck	44,627	128,570	8,272
Mr. Stokes	34,790	58,884	2,758

(3)	Ms. Kirtley and Messrs. Baker, Johnson, O’Maley and Schnuck elected to convert their cash fees into restricted stock units granted under our 2007 Stock Plan. The number of units they received was calculated by dividing their cash fees by the fair market value of a share of our common stock on the date of grant.

(4)	Messrs. Collins and Stokes chose to defer their cash fees under the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement).

U.S. Bancorp 2011 Proxy Statement 65

     Audit Committee Report and Payment of Fees to Auditor

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR

Audit Committee Report
The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp’s internal and external auditors.

The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2010, were audited by Ernst & Young LLP, independent auditor for U.S. Bancorp.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

2.	Discussed with the independent auditor the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the SEC, U.S. Public Company Accounting Oversight Board and NYSE rules;

3.	Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

4.	Discussed with the independent auditor their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2010, be included in U.S. Bancorp’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of U.S. Bancorp

Olivia F. Kirtley, Chair	Joel W. Johnson
Douglas M. Baker, Jr.	O’dell M. Owens, M.D., M.P.H.
Y. Marc Belton	Richard G. Reiten

Fees to Independent Auditor
The following aggregate fees were billed to us for professional services by Ernst & Young LLP for fiscal years 2010 and 2009:

	2010	2009
	($ in millions)
Audit Fees	$8.1	$7.9

Audit-Related Fees	2.7	2.7

Tax Fees	9.7	10.0

All Other Fees	—	—

Total	$20.5	$20.6

Audit Fees
Audit fees consist of fees billed to us by Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q, and audits of financial statements of our subsidiaries required by regulation. Of the above amounts, $1.6 million in 2010 and $1.7 million in 2009 related to procedures required by regulators, comfort letters, consents and assistance provided with our regulatory filings.

66 U.S. Bancorp 2011 Proxy Statement

     Audit Committee Report and Payment of Fees to Auditor

Audit-Related Fees
Audit-related fees consist of fees billed to us by Ernst & Young LLP for audits of pension and other employee benefit plan financial statements, audits of the financial statements of certain of our subsidiaries and affiliated entities, reviews of internal controls not related to the audit of our consolidated financial statements, and SAS No. 70 internal controls procedures in various lines of business to support their customers’ business requirements.

Tax Fees
Tax fees consist of fees billed to us by Ernst & Young LLP for tax compliance, tax planning and other tax services. The aggregate fees billed for tax compliance services, including the preparation of and assistance with federal, state and local income tax returns, sales and use filings, foreign and other tax compliance, provided to us by Ernst & Young LLP during 2010 and 2009 were $7.6 million and $7.9 million, respectively. In addition to fees being paid for tax compliance services, we paid $2.1 million and $2.2 million for tax planning and other tax services provided to us by Ernst & Young LLP during 2010 and 2009, respectively. Included in tax planning and other tax services was $1.3 million and $2.0 million for services associated with business acquisitions in 2010 and 2009, respectively. During 2010, we completed the expansion of our internal tax compliance function and began the transition of most domestic tax compliance activity from Ernst & Young LLP to this internal function. We anticipate that this transition will result in a significant decrease in the percentage of fees for tax services to the total fees paid to Ernst & Young LLP beginning in 2011.

All Other Fees
Ernst & Young LLP did not provide us any other services during 2010 or 2009.

Administration of Engagement of Independent Auditor
The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent auditor and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent auditor and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditor during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our controller or chief risk officer. These requests are required to include information on the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent auditor.

All of the services provided by our independent auditor in 2010 and 2009, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

U.S. Bancorp 2011 Proxy Statement 67

     Proposal 2—Ratification of Selection of Auditor

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR

Ernst & Young LLP began serving as our independent auditor for the fiscal year ended December 31, 2003. The Audit Committee has selected Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2011.

While we are not required to do so, we are submitting the selection of Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2011, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE
  SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR OF U.S. BANCORP FOR
  THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter to us. We are asking our shareholders to provide advisory approval of the compensation of our executive officers named in the Summary Compensation Table, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 28. While this “say-on-pay” vote is advisory (not binding on our company), it will provide information to our Compensation and Human Resources Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation and Human Resources Committee will take into account when considering future compensation arrangements.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders.

The Company is presenting this proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive pay program by voting “FOR” or “AGAINST” the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.”

As discussed in the “Compensation Discussion and Analysis” section earlier in this proxy statement, the Compensation and Human Resources Committee of the Board of Directors believes that the compensation for 2010 of our executive officers named in the Summary Compensation Table is reasonable and appropriate, is justified by the performance of the company in an extremely difficult environment, and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation.

In deciding how to vote on this proposal, the Board requests that you consider the following factors, most of which are more fully discussed in the “Compensation Discussion and Analysis” section:

>	Our company has been a top performer among its peers by numerous industry measures for many years, including 2010.

>	Unlike many of our peers, our company has been profitable in every quarter since the beginning of the economic downturn in late 2007.

68 U.S. Bancorp 2011 Proxy Statement

     Proposal 3—Advisory Vote on Executive Compensation

>	Our executive compensation programs are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. A large majority of the total compensation of our senior executives is tied to short-term and long-term corporate performance, and therefore the value of that compensation varies widely depending upon the results we provide for our shareholders.

>	Our executive compensation program reflects many best practices that are intended to further align executive compensation with shareholder interests and to mitigate risk, such as:

—	A careful balance of short-term and long-term incentives;

—	A portion of executive long-term incentives incorporates a performance feature that directly affects the value of the compensation received;

—	A “clawback” policy that allows the company to recover incentive payments under certain circumstances;

—	Stock ownership requirements for directors and officers, with a prohibition on hedging of company shares;

—	A prohibition on repricing of stock options; and

—	The use of tally sheets in reviewing the total compensation of our CEO and CFO.

This vote, which is required pursuant to Section 14A of the Exchange Act, is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board values shareholders’ opinions and the Compensation and Human Resources Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE
  COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY
  STATEMENT.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program (Proposal 3), we are also seeking a non-binding vote from you as a shareholder regarding the frequency with which shareholders should have an opportunity to have an advisory vote on our executive compensation program. We are providing you the option of selecting a frequency of one, two or three years, or abstaining.

For the reasons described below, the Board of Directors recommends that our shareholders select a frequency of three years (a triennial vote).

>	As described in the “Compensation Discussion and Analysis” section above, our executive officer compensation is designed with a focus on long-term shareholder value creation. Key elements of the program include performance measures that require creation of shareholder value across economic cycles, long-term orientation of the pay mix to reward the disciplined long-term investments that are fundamental to our business model, and substantial linkage to long-term stock performance. The Board intends that the program be responsive to shareholder interests, but is concerned that annual votes on the program could foster a short-term focus and undermine some of the program’s most thoughtful features.

>	A triennial vote will allow shareholders to evaluate the effects of any changes to compensation plans and programs. Since long-term shareholder value creation is measured over a time frame longer than one year,

U.S. Bancorp 2011 Proxy Statement 69

     Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes on
     Executive Compensation

the effects of changes made during a year, particularly those correlated to corporate performance, will not typically be evident in time for the shareholders to consider as they vote at the following year’s annual meeting.

>	An annual say-on-pay vote would not allow for the impact of changes to the company’s compensation program to be disclosed to the shareholders by the following shareholder advisory vote. For example, if the say-on-pay vote in April 2011 led to changes to the compensation program being made in January 2012 (at the beginning of the next fiscal year), those changes would be in place only a few months before the next annual say-on-pay vote would take place in April 2012. Incentive compensation payments made based on the changed programs would not be paid until January 2013, and therefore even the first year of results of the compensation actions would not be available until the 2013 annual meeting.

Shareholders who have concerns about executive compensation do not need to wait until the next scheduled “say on pay” vote in order to express them. As always, you can communicate your views in writing to the Board of Directors at the address listed on page 5 of this proxy statement. In addition, shareholders are always given the opportunity to vote on new employee equity compensation plans and material amendments to those plans.

We therefore recommend that you select “Three Years” when voting on the frequency of advisory votes on executive compensation. You are not voting to approve or disapprove the Board’s recommendation; you are providing your own opinion on the preferred frequency of the “say on pay” vote. Although the advisory vote, which is required pursuant to Section 14A of the Exchange Act, is non-binding, our Board values the opinions of our shareholders and will consider the outcome of the vote when determining the frequency of advisory votes on executive compensation. A frequency vote similar to this will occur at least once every six years.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “THREE YEARS” ON THIS
  PROPOSAL FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON OUR EXECUTIVE
  COMPENSATION.

PROPOSAL 5— SHAREHOLDER PROPOSAL REQUESTING AN ANNUAL ADVISORY VOTE ON DIRECTOR COMPENSATION

The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal
Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, who held 7,276 shares of our common stock on November 10, 2010, intends to submit a resolution to shareholders for approval at the annual meeting. In accordance with rules of the SEC, the text of Mr. Armstrong’s resolution and supporting statement appear below printed verbatim from his submission.

Resolution
That the shareholders of U.S. BANCORP, request its Board of Directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, prepared by management or the Board of Directors, to ratify the compensation awarded to members of the Board of Directors as disclosed in the proxy statement.

Supporting Statement
As a shareholder, I am concerned about the levels of compensation afforded our top management and members of the Board of Directors, who are to be independent, when U.S. BANCORP had to reduce its dividend payments in the absence of sufficient profits.

70 U.S. Bancorp 2011 Proxy Statement

     Proposal 5—Shareholder Proposal Requesting an Annual Advisory Vote on
     Director Compensation

Our Board retains Cook & Co. as a compensation consultant to provide advice to the Board for the compensation of management. Our Board then hires Cook & Co. as a consultant to advise the Board on its own compensation. Whose sniff-test for independence does this pass?

Appropriately, the proponent of this proposal recommends that the Board of Directors allow shareholders the use of an advisory resolution to vote “For” or “Against” the compensation of the board members.

Manulife Financial Corporation allows its shareholders to approve or reject any increase in compensation for its directors and some banks and holding companies, including First Citizens Banc Corp. allow shareholders to approve or reject the proposed fees for its non-employee directors.

The legitimacy of the work of compensation consultants has been challenged by Jerry Levin, the former CEO of Time Warner. He has stated, “I think it is time to relook at exactly how CEOs are paid and blasted them for making salary decisions based on “another CEO who may not be worth the $10,000,000 he or she is getting.” Our past proxy statements disclose the same methods are being used to determine compensation for directors.

Compensation consultants generally do not offer any review of competence or performance for members of management or directors. Their reviews are usually limited to the compensation paid the management and directors of peer group companies.

Let’s make our directors adopt new standards to assure fairness for all shareholders.

Board of Directors’ Recommendation
All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal is unnecessary and would be harmful to U.S. Bancorp and our shareholders for the reasons discussed below.

U.S. Bancorp’s director compensation is reasonable in amount, consists of both cash and equity in accordance with best practices, and is determined under strong corporate governance practices. As described elsewhere in this proxy statement, U.S. Bancorp’s financial performance has consistently been among the best in its peer group in recent years under the oversight of our Board of Directors. It is not clear from the proposal why the proponent believes that U.S. Bancorp needs the additional, and highly unusual, oversight of a “say on director pay.”

>	Our Director Compensation is Reasonable and Appropriate in Amount
Our director compensation program, which meets the policy guidelines of various shareholder advisory groups, provides for reasonable levels of director compensation. The compensation paid to our non-employee directors is within the range of compensation paid to directors on the boards of companies in our peer group. This fact is particularly noteworthy considering that U.S. Bancorp has consistently outperformed most of the companies in our peer group in recent years, particularly throughout the recent financial crisis.

>	The Components of Our Director Compensation Program Reflect Best Practices
Our director compensation program offers directors a balanced mix of cash and equity. The cash compensation paid to our non-employee directors consists solely of annual retainer fees, rather than per-meeting fees. Directors receive restricted stock unit awards, which are not distributable until the director’s board service ends. These awards are intended to align the directors’ interests with those of our shareholders and to emphasize a long-term view. Our directors are also subject to stock ownership guidelines. No retirement or other benefits or perquisites are provided to our non-employee directors.

>	Our Process for Determining Director Compensation is Sound
Delaware law permits a company’s board of directors to determine director compensation. Each year the Compensation and Human Resources Committee retains a compensation consultant with expertise in the area of director compensation trends and practices to assist the Compensation and Human Resources Committee in establishing a director compensation program that is appropriate, reasonable and competitive. The Compensation and Human Resources Committee uses peer data to ensure that our director compensation program is reasonable and competitive with the programs at companies with which we compete for director talent. While the compensation consultant may make recommendations to the

U.S. Bancorp 2011 Proxy Statement 71

     Proposal 5—Shareholder Proposal Requesting an Annual Advisory Vote on
     Director Compensation

Compensation and Human Resources Committee regarding the compensation to be paid to our non-employee directors, the Compensation and Human Resources Committee ultimately determines what the director compensation will be.

It is unclear from the proponent’s supporting statements why the proponent believes that oversight of our director compensation program is needed.
The proponent does not assert that our director compensation is too high, nor does he present any evidence suggesting that our director compensation is unreasonable or out of line with our peer group. The concerns about excessive risk-taking on the part of executives, which contributed to the adoption of legislation requiring “say on pay” votes for executive compensation, do not apply to corporate directors, due to their different responsibilities and pay structures. Our directors’ fiduciary duties under Delaware law remain the same regardless of the amount of compensation they receive. Our non-employee directors are compensated uniformly under the program for performing their fiduciary responsibilities and, unlike executives, are not compensated based on the achievement of performance goals. (The Jerry Levin referred to by the proponent in his statement is not Jerry W. Levin, Chairman of our Compensation and Human Resources Committee.) Finally, contrary to the proponent’s suggestion, our decisions regarding director compensation have no effect on our decisions regarding our dividend policies, which are instead largely influenced at this time by regulatory uncertainty. In short, the proponent’s proposal does not appear to address any perceived problems with our director compensation program.

Our directors are already accountable to shareholders.
Because all of our directors are elected annually by a majority vote of our shareholders, our shareholders are able to exercise considerable influence over the Board. Our directors are accountable to our shareholders regarding U.S. Bancorp’s director compensation policies because a substantial lack of shareholder support at an annual meeting can result in directors not being re-elected. In our Board’s opinion, the annual election and majority voting standard are a more effective means of ensuring Board accountability than the non-binding annual advisory vote on director compensation proposed by the proponent.

Moreover, our corporate governance policies are designed to ensure that the Board is responsive to shareholder concerns regarding director compensation and other issues. Under these policies, any of our shareholders may communicate directly with our Board of Directors to voice disagreement with our compensation policies.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

Annual Report to Shareholders and Form 10-K
Our 2010 Annual Report to Shareholders, including financial statements for the year ended December 31, 2010, accompanies this proxy statement. The 2010 Annual Report to Shareholders is also available on our website at www.usbank.com/proxymaterials. Copies of our 2010 Annual Report on Form 10-K, which is on file with the SEC, are available to any shareholder who submits a request in writing to Investor Relations, U.S. Bancorp, BC-MN-H23K, 800 Nicollet Mall, Minneapolis, Minnesota 55402. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

72 U.S. Bancorp 2011 Proxy Statement

     Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2010 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2010 were satisfied, except that, due to an administrative error, Arthur D. Collins, Jr., and Patrick T. Stokes were each late in filing one Form 4 reporting deferrals in 2010 of certain of their director fees into the company stock investment alternative under the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement).

“Householding” of Proxy Materials
The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding.” Although we do not household for our registered shareholders, some brokers, banks, trusts and other nominees household U.S. Bancorp proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank, trust or other nominee that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker, bank, trust or other nominee. We will deliver promptly upon written or oral request a separate copy of our proxy statement and/or our annual report to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Investor Relations, U.S. Bancorp, BC-MN-H23K, 800 Nicollet Mall, Minneapolis, Minnesota 55402, or call (866) 775-9668.

Other Matters
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card, or proxy voting instruction form, will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau
Secretary

Dated: March 15, 2011

U.S. Bancorp 2011 Proxy Statement 73

U.S. BANCORP
INVESTOR RELATIONS
800 NICOLLET MALL
BC-MN-H23K
MINNEAPOLIS, MN 55402-4302
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on April 18, 2011, or April 14, 2011, for shares held in the U.S. Bancorp 401(k) Savings Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by U.S. Bancorp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on April 18, 2011, or April 14, 2011, for shares held in the U.S. Bancorp 401(k) Savings Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to U.S. Bancorp, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:
M29814-P06450	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

U.S. BANCORP

The Board of Directors recommends a vote “FOR” all the listed nominees, “FOR” Items 2 and 3, “3 YEARS” on Item 4 and “AGAINST” Item 5.
Vote on Directors
Item 1 -	Election of Directors to serve for a one-year term.	For	Against	Abstain

	1a. Douglas M. Baker, Jr.	☐	☐	☐
	1b. Y. Marc Belton	☐	☐	☐			For	Against	Abstain
	1c. Victoria Buyniski Gluckman	☐	☐	☐		1j. O’dell M. Owens, M.D., M.P.H.	☐	☐	☐
	1d. Arthur D. Collins, Jr.	☐	☐	☐		1k. Richard G. Reiten	☐	☐	☐
	1e. Richard K. Davis	☐	☐	☐		1l. Craig D. Schnuck	☐	☐	☐
	1f. Joel W. Johnson	☐	☐	☐		1m. Patrick T. Stokes	☐	☐	☐
	1g. Olivia F. Kirtley	☐	☐	☐	Vote on Proposals		For	Against	Abstain
	1h. Jerry W. Levin	☐	☐	☐	Item 2 -	Ratification of selection of Ernst & Young LLP as our independent auditor for the 2011 fiscal year.	☐	☐	☐
	1i. David B. O’Maley	☐	☐	☐	Item 3 -	Advisory vote to approve the compensation of our executives disclosed in the proxy statement.	☐	☐	☐
						1 Year	2 Years	3 Years	Abstain
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	Item 4 -	Advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐				For	Against	Abstain
					Item 5 -	SHAREHOLDER PROPOSAL: Annual advisory vote on director compensation.	☐	☐	☐
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on April 19, 2011:
Our Notice and Proxy Statement and 2010 Annual Report are available at www.usbank.com/proxymaterials.
▼ FOLD AND DETACH HERE ▼

M29815-P06450

PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
April 19, 2011
The undersigned, having received the Notice of Annual Meeting of Shareholders and proxy statement, revoking any proxy previously given, hereby appoint(s) Richard K. Davis and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2011 Annual Meeting of Shareholders and authorize(s) each to vote in his discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, these shares will be voted “FOR” all nominees for director, “FOR” Items 2 and 3, “3 YEARS” on Item 4 and “AGAINST” Item 5, and in the discretion of the named proxies on all other matters.
IF YOU DO NOT VOTE BY TOUCH-TONE PHONE OR VIA THE INTERNET,
PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)